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Exhibit 10.1

NOTE PURCHASE AGREEMENT

BY AND AMONG

SENSEONICS HOLDINGS, INC.,

PHC HOLDINGS CORPORATION,

THE GUARANTORS,

AND

ALTER DOMUS (US) LLC

as Collateral Agent

Dated as of August 9, 2020

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND OTHER TERMS		1

	1.1	Terms	1
	1.2	Section References	1
	1.3	Divisions	1
	1.4	Definitions	1

2.	NOTES AND TERMS OF PAYMENT		38

	2.1	[Reserved]	38
	2.2	Issuance of Notes and Shares	38
	2.3	Payment of Interest on the Notes	40
	2.4	Fees	41
	2.5	Taxes; Increased Costs	41
	2.6	Notes	41
	2.7	Redemption	41
	2.8	Conversion	43
	2.9	Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change	54
	2.10	Special Settlement in Connection with a Make-Whole Fundamental Change	56
	2.11	Effect of Common Stock Change Event	57

3.	CONDITIONS OF NOTES		58

	3.1	Conditions Precedent to the Effective Date	58
	3.2	[Reserved]	58
	3.3	Additional Conditions Precedent to Closing	59
	3.4	Covenant to Deliver	60
	3.5	[Reserved]	60
	3.6	Post-Closing Obligations	61

4.	CREATION OF SECURITY INTEREST		61

	4.1	Grant of Security Interest	61
	4.2	Authorization to File Financing Statements	61

5.	REPRESENTATIONS AND WARRANTIES		62

	5.1	Due Organization, Authorization: Power and Authority	62
	5.2	Collateral	63
	5.3	Subsidiaries’ Equity Interests	64
	5.4	Litigation	64
	5.5	No Broker’s Fees	64
	5.6	No Material Adverse Change; Financial Statements	64
	5.7	No General Solicitation	64
	5.8	Accredited Investors	64
	5.9	Solvency	64
	5.10	Exchange Act Compliance	64
	5.11	Regulatory Compliance	65
	5.12	Investments	65
	5.13	Tax Returns and Payments; Pension Contributions	65
	5.14	Full Disclosure	66
	5.15	Enforceability	66
	5.16	Valid Issuance of Shares, Notes and Guarantees	66

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6.	AFFIRMATIVE COVENANTS		67

	6.1	Government Compliance	67
	6.2	Financial Statements, Reports, Certificates; Notices	67
	6.3	Inventory; Returns	70
	6.4	Taxes; Pensions	70
	6.5	Insurance	70
	6.6	Collateral Accounts	71
	6.7	Protection of Intellectual Property Rights	71
	6.8	Litigation Cooperation	71
	6.9	Landlord Waivers; Bailee Waivers	72
	6.10	Creation/Acquisition of Subsidiaries	72
	6.11	Further Assurances	72
	6.12	Approved Budget	72
	6.13	Cure Right	73

7.	NEGATIVE COVENANTS		74

	7.1	Dispositions	74
	7.2	Changes in Business or Business Locations	74
	7.3	Mergers or Acquisitions	74
	7.4	Incurrence of Indebtedness and Issuance of Preferred Stock	75
	7.5	Encumbrance	76
	7.6	Maintenance of Collateral Accounts	76
	7.7	Restricted Payments	76
	7.8	[Reserved]	78
	7.9	Transactions with Affiliates	78
	7.10	Dividend and Other Payment Restrictions Affecting Subsidiaries	79
	7.11	Compliance	81
	7.12	Compliance with Anti-Terrorism Laws	81
	7.13	[Reserved]	81
	7.14	Limitation on Issuance of Capital Stock	81
	7.15	Financial Covenants	82

8.	EVENTS OF DEFAULT		82

	8.1	Payment Default	82
	8.2	Covenant Default	82
	8.3	Material Adverse Change	83
	8.4	Attachment; Levy; Restraint on Business	83
	8.5	Insolvency	83
	8.6	Other Agreements	83
	8.7	Judgments	83
	8.8	Misrepresentations	84
	8.9	Change in Control	84
	8.10	Guaranty	84
	8.11	Governmental Approvals; FDA Action	84
	8.12	Lien Priority	84

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9.	RIGHTS AND REMEDIES		85

	9.1	Rights and Remedies	85
	9.2	Power of Attorney	87
	9.3	Protective Payments	87
	9.4	Application of Payments and Proceeds	87
	9.5	Liability for Collateral	88
	9.6	No Waiver; Remedies Cumulative	88
	9.7	Demand Waiver	88
	9.8	Grant of Intellectual Property License	88
	9.9	Setoff and Sharing of Payments	88

10.	NOTICES		89

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER		90

	11.1	Waiver of Jury Trial	90
	11.2	Governing Law and Jurisdiction	90
	11.3	Submission to Jurisdiction	90
	11.4	Service of Process	91
	11.5	Non-exclusive Jurisdiction	91

12.	GENERAL PROVISIONS		91

	12.1	Successors and Assigns	91
	12.2	Indemnification; Waivers	92
	12.3	Severability of Provisions	93
	12.4	Correction of Note Documents	93
	12.5	Amendments in Writing; Integration	93
	12.6	Counterparts	94
	12.7	Survival	94
	12.8	Confidentiality	95
	12.9	Right of Set Off	95
	12.10	Cooperation of Issuer	96
	12.11	Public Announcement	96
	12.12	Collateral Agent and Purchaser Agreement	96
	12.13	Time of Essence	96
	12.14	Termination Prior to Maturity Date; Survival	96
	12.15	Guaranty	97
	12.16	Representations and Warranties of the Purchasers	99
	12.17	Tax Matters	101

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THIS NOTE PURCHASE AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”), dated as of August 9, 2020 (the “Effective Date”) is entered into by and among, PHC Holdings Corporation (“PHC Holdings”) and any other persons otherwise a party hereto from time to time (each a “Purchaser”), Senseonics Holdings, Inc., a Delaware corporation with offices located at 20451 Seneca Meadows Parkway, Germantown, MD 20876 (“Issuer”), the Guarantors from time to time party hereto and Alter Domus (US) LLC (“Alter Domus”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), provides the terms on which the Purchasers on the date hereof shall purchase the Notes and the Shares (each as defined below) as set forth herein. The parties agree as follows:

1.	DEFINITIONS AND OTHER TERMS

1.1              Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (a) the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, and (b) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 or otherwise (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements.

1.2              Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3              Divisions. For all purposes under the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4              Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“2022 Redemption”	Section 2.7(a)
“2023 Redemption”	Section 2.7(b)
“Additional Shares”	Section 2.9(a)
“Agreement”	Preamble
“Approved Budget Covenant”	Section 6.12
“Cash Settled Make Whole Shares”	Section 2.10(a)(i)
“Claims”	Section 12.2(a)
“Closing”	Section 2.2(a)(ii)
“Closing Date”	Section 2.2(a)(ii)
“Collateral Agent”	Preamble
“Collateral Agent Expenses”	Exhibit B, Section 6
“Collateral Agent Fees”	Section 2.4(b)
“Collateral Agent License”	Section 9.8
“Common Stock Change Event”	Section 2.11(a)(iv)
“Communications”	Section 10
“Connection Income Taxes”	Exhibit C, Section 1
“Conversion Consideration”	Section 2.8(c)
“Cure Amount”	Section 6.13
“Declined Amount”	Section 2.2(c)
“Default Rate”	Section 2.3(b)
“Degressive Issuance”	Section 2.8(d)(vi)

“Effective Date”	Preamble
“Equity Cure Right”	Section 6.13
“Event of Default”	Section 8
“Excess Funding Guarantor”	Section 12.15(f)
“Exchange Act Reports”	Section 5.10
“Excluded Taxes”	Exhibit C, Section 1
“Expiration Date”	Section 2.8(d)(v)
“Expiration Time”	Section 2.8(d)(v)
“FATCA”	Exhibit C, Section 1
“Foreign Purchaser”	Exhibit C, Section 1
“Guaranteed Obligations”	Section 12.15
“Indemnified Person”	Section 12.2(a)
“Indemnified Taxes”	Exhibit C, Section 1
“Intended Tax Treatment”	Section 12.17
“Issuer”	Preamble
“Mandatory Prepayment Date”	Section 2.2(c)
“Maximum Share Settled Make Whole Shares”	Section 2.10(a)(i)
“New Subsidiary”	Section 6.10
“Note” and “Notes”	Section 2.2
“Open Source Licenses”	Section 5.2(f)
“Other Connection Taxes”	Exhibit C, Section 1
“Other Taxes”	Exhibit C, Section 1
“Participant Register”	Section 12.1
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“PIK Interest”	Section 2.3(e)
“Purchase Price”	Section 2.2(a)(i)
“Purchaser” and “Purchasers”	Preamble
“Purchaser’s Note Record”	Section 2.6
“Purchaser Transfer”	Section 12.1
“Recipient”	Exhibit C, Section 1
“Redemption Notice”	Section 2.7(d)
“Reference Property”	Section 2.11(a)(iv)
“Reference Property Unit”	Section 2.11(a)(iv)
“Register”	Section 12.1
“Requisite Stockholder Approval”	Section 2.10(a)
“Shares”	Section 2.2(a)(i)(B)
“Spin-Off”	Section 2.8(d)(iii)(2)
“Spin-Off Valuation Period”	Section 2.8(d)(iii)(2)
“Successful Capital Raise”	Section 1.4
“Successor Person”	Section 2.11(a)(iv)(2)
“Tender/Exchange Offer Valuation Period”	Section 2.8(d)(v)
“Termination Date”	Exhibit B, Section 8
“U.S. Person”	Exhibit C, Section 1
“U.S. Tax Compliance Certificate”	Exhibit C, Section 7
“Weighted Average Issuance Price”	Section 2.8(d)(vi)
“Withholding Agent”	Exhibit C, Section 1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“2018 Indenture” is that certain Base Indenture dated as of January 30, 2018, as supplemented by that certain First Supplemental Indenture dated as of January 30, 2018 and that certain second Supplemental Indenture, dated as of July 25, 2019, between Issuer and U.S. Bank National Association, as trustee, as amended, supplemented, restated or otherwise modified to the extent permitted under this Agreement.

“2018 Notes” are those certain 5.25% Convertible Senior Notes due 2023, issued under the 2018 Indenture, in an aggregate principal amount of up to $15,700,000.

“2019 Indenture” is that certain Indenture dated as of July 25, 2019, between Issuer and U.S. Bank National Association, as trustee, as amended, supplemented, restated or otherwise modified to the extent permitted under this Agreement.

“2019 Notes” are those certain 5.25% Convertible Senior Notes due 2025, issued under the 2019 Indenture, in an aggregate principal amount not to exceed, from and after the Closing Date, $58,000,000.

“2022 Redemption” means the repurchase of any Note by the Issuer pursuant to Section 2.7(a).

“2022 Redemption Date” means the date fixed, pursuant to Section 2.7(a), for the settlement of the repurchase of any Notes by the Issuer pursuant to a 2022 Redemption.

“2022 Redemption Notice Date” means, with respect to a 2022 Redemption, the date on which the Issuer sends the Redemption Notice for such 2022 Redemption pursuant to Section 2.7(d).

“2022 Redemption Price” means the cash price payable by the Issuer to redeem any Note upon its 2022 Redemption, calculated pursuant to Section 2.7(a).

“2023 Redemption” means the repurchase of any Note by the Issuer pursuant to Section 2.7(b).

“2023 Redemption Date” means the date fixed, pursuant to Section 2.7(b), for the settlement of the repurchase of any Notes by the Issuer pursuant to a 2023 Redemption.

“2023 Redemption Notice Date” means, with respect to a 2023 Redemption, the date on which the Issuer sends the Redemption Notice for such 2023 Redemption pursuant to Section 2.7(d).

“2023 Redemption Price” means the cash price payable by the Issuer to redeem any Note upon its 2023 Redemption, calculated pursuant to Section 2.7(b).

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Issuer.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Acquired Debt” means, with respect to any specified Person:

(1)               Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming, a Subsidiary of, such specified Person; and

(2)               Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Actual Disbursement Amount” means the sum of all cash expenditures made by Issuer and any of its Subsidiaries during the relevant period of determination which corresponds to the budgeted cash expenditures described in the line item “Aggregate Cash Disbursements” contained in the Approved Budget as determined in a manner consistent with the Approved Budget.

“Additional Assets” means:

(1)               any assets (other than cash, Cash Equivalents, securities and notes) to be owned by Issuer or any Subsidiary and used in a Permitted Business; or

(2)               Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by Issuer or another Subsidiary from any Person other than Issuer or a Subsidiary; provided, however, that, in the case of this clause (2), such Subsidiary is primarily engaged in a Permitted Business.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Affiliate Transaction” means a transaction in which Issuer or any Subsidiaries acts to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer or any Subsidiaries, unless:

(1)               the Affiliate Transaction is on terms that are no less favorable to Issuer or the relevant Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by Issuer or such Subsidiary with a Person that is not an Affiliate of Issuer or such Subsidiary;

(2)               Issuer delivers to the Purchasers, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 7.9 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(3)               Issuer delivers to the Purchasers, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a favorable written opinion from a nationally recognized investment banking, appraisal or accounting firm (A) as to the fairness of the transaction to Issuer and the Subsidiaries from a financial point of view; or (B) stating that the terms of such transaction are, taken as a whole, no less favorable to Issuer or the relevant Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Issuer or such Subsidiary with a Person that is not an Affiliate of Issuer or any Subsidiary.

The definition of “Affiliate Transaction” above is subject to the exceptions in Section 7.9.

“Anti-Corruption Laws” are any laws, rules, or regulations relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act and UK Bribery Act.

“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism, sanctions or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Budget” means (a) the budget prepared by Issuer in the form acceptable to the Purchaser on the Closing Date depicting projected cash disbursements on a monthly basis for the period from the Effective Date through April 14, 2021 and thereafter, (b) the budget prepared by Issuer in the form acceptable to the Purchaser on the Closing Date depicting (i) the Budgeted Disbursement Amounts assuming a Successful Capital Raise within eight months after the Closing Date, and (ii) the Budgeted Disbursement Amounts assuming no such Successful Capital Raise, in each case for the period from April 14, 2021 to the earlier of (x) December 31, 2021 and (y) the date on which Issuer raises additional debt and/or equity capital of at least $30,000,000 (which may include up to $15,000,000 from PHC Holdings and shall include all amounts invested pursuant to the Masters Capital Agreement) during the period beginning on the Closing Date through December 31, 2021; provided, further, that if Issuer fails to raise at least $30,000,000 of additional capital (which may include up to $15,000,000 from PHC Holdings and shall include all amounts invested pursuant to the Masters Capital Agreement, a “Successful Capital Raise”) as provided in clause (b) above, the Issuer and PHC Holdings shall in good faith negotiate to agree on a revised budget covenant based on the amount of additional capital raised as of April 14, 2021 (which revised budget shall take into consideration the amount of capital raised on such date). The Approved Budget may be updated by the Issuer from time to time as provided in Section 6.12.

“Ascensia” means Ascensia Diabetes Care.

“Asset Sale” means any Transfer, excluding:

(1)               Transfers involving assets having a Fair Market Value in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(2)               a transfer of assets (including, without limitation, Capital Stock) between or among Issuer and the Subsidiaries;

(3)               an issuance of Capital Stock by a Subsidiary to Issuer or to another Subsidiary;

(4)               any sale or other disposition of damaged, worn-out or obsolete assets or assets otherwise unsuitable or no longer required for use (including the abandonment or other disposition of property that is, in the reasonable judgment of Issuer, no longer profitable, economically practicable to maintain or useful in the conduct of the business of Issuer and the Subsidiaries, taken as whole), in each case, in the ordinary course of the business of Issuer and the Subsidiaries;

(5)               a Restricted Payment that does not violate Section 7.7, or a Permitted Investment;

(6)               the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of products, services, Intellectual Property, inventory and other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition (but excluding for purposes of this clause (6), Product Licenses and Product Intellectual Property Sales);

(7)               a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

(8)             (x) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; or (y) the sale, settlement, termination, unwinding or other disposition of Hedging Obligations or other financial instruments in the ordinary course of business;

(9)             any foreclosure, condemnation, expropriation or any similar action with respect to the property or other assets of Issuer or any Subsidiary;

(10)           the sublease or assignment to third parties of leased facilities in the ordinary course of business;

(11)           the transfer, sale or other disposition resulting from any involuntary loss of title, casualty event, involuntary loss or damage to or destruction of, or any condemnation or other taking of, any property or assets of Issuer or any Subsidiary;

(12)           the creation of or realization on a Lien to the extent that the granting of such Lien was not in violation of Section 7.5;

(13)           any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims;

(14)           the sale or other disposition of cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement;

(15)           any Permitted Licensing Arrangement;

(16)           the transactions contemplated by the Collaboration Agreement;

(17)           [reserved];

(18)           sales, transfers and other dispositions of Investments in joint ventures made in the ordinary course of business or to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(19)           the settlement or early termination of any Permitted Equity Derivative.

“Attributable Debt” means in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Attributable Debt represented thereby will be the amount of liability in respect thereof determined in accordance with the definition of “Capital Lease Obligation”.

“Authorized Denomination” means, with respect to a Note, a principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means the Board of Directors (or the functional equivalent thereof) of Issuer or any duly authorized committee of such Board of Directors.

“Budgeted Disbursement Amount” means the expenditures described in the Approved Budget under the line item “Aggregate Cash Disbursements” during the relevant period of determination.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease on or prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that such determination shall be made without giving effect to Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition. Unless the context otherwise requires, Capital Stock shall refer to Capital Stock of Issuer.

“Cash Equivalents” means:

(1)               any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof with a final maturity not exceeding five years from the date of acquisition;

(2)               deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose unsecured long term debt is rated at least “A” by Standard & Poor’s Ratings, a division of McGraw Hill Financial, Inc. (“S&P”), or at least “A2” by Moody’s Investors Service, Inc. (“Moody’s”) or any respective successor agency;

(3)               commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of Issuer) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s or any respective successor agency;

(4)               repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;

(5)               readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 365 days from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or any respective successor agency;

(6)               demand deposits, savings deposits, time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) with maturities of not more than 365 days from the date of acquisition;

(7)               money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (6); and

(8)               in the case of a Foreign Subsidiary, instruments equivalent to those referred to in clauses (1) through (7) above denominated in a foreign currency, which are (i) substantially equivalent in tenor, (ii) issued by, or entered into with, foreign persons with credit quality generally accepted by businesses in the jurisdictions in which such Foreign Subsidiary operates and (iii) customarily used by businesses for short-term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary.

“Change in Control” means (a) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Issuer, or any sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Issuer in which the holders of Issuer’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than sixty-five percent (65%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent) in substantially the same proportions vis-à-vis each other as immediately before such transaction or series of related transactions, in each case without regard to whether Issuer is the surviving entity, (b) any transaction (other than a transaction permitted pursuant to Section 7.3) as a result of which Issuer ceases to own 100% of the Capital Stock of Senseonics, (c) any “change of control” (or any comparable term) in any document pertaining to the Second Lien Notes, the Existing Notes, any Permitted Refinancing Indebtedness or any other Junior Indebtedness, in each case, the aggregate principal amount of which is in excess of the $500,000 (or any Permitted Refinancing Indebtedness with respect to any of the foregoing) and such “change of control” allows such holders to redeem such Indebtedness or otherwise requires Issuer to prepay such Indebtedness, (d) the Issuer’s stockholders approve any plan or proposal for the liquidation or dissolution of the Issuer or (e) the Common Stock ceases to be listed on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors).

“Close of Business” means 5:00 p.m., New York City time.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collaboration Agreement” means the Collaboration And Commercialization Agreement, dated as of August 9, 2020, between Senseonics and Ascensia, as may be amended, restated, supplemented, or otherwise modified from time to time, together with any renewals or replacements thereof.

“Collateral” is any and all properties, rights and assets of Issuer described on Exhibit A, subject to a Lien under the Note Documents in favor of the Collateral Agent, on behalf of the Secured Parties, to secure the Obligations.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Issuer or any Subsidiary at any time.

“Collateral Agent” is Alter Domus, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Common Stock” means the common stock of Issuer.

“Common Stock Liquidity Conditions” will be satisfied with respect to a 2022 Redemption if:

(a)               (i) either (1) each share of Common Stock that may be issued upon conversion of any Note that is subject to such 2022 Redemption would be eligible to be offered, sold or otherwise transferred by the Purchaser holding such Note pursuant to Rule 144 under the Securities Act (or any successor rule thereto), without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice; or (2) the offer and sale of such share of Common Stock by such Purchaser is registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Issuer to remain effective continuously during the period from, and including, the related 2022 Redemption Notice Date to, and including, the 45th Trading Day after the date such share of Common Stock is issued; and (ii) the offer, sale or other transfer of such share of Common Stock by such Purchaser would not be subject to any registration or notice requirement under any U.S. State securities or “blue sky” laws;

(b)               each share of Common Stock referred to in clause (a) above (i) will, when issued (or, in the case of clause (a)(i)(2), when sold or otherwise transferred pursuant to the registration statement referred to in such clause) (1) be admitted for book-entry settlement through DTC with an “unrestricted” CUSIP number; and (2) not be represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors); and

(c)               (i) the Issuer has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Issuer falling below the minimum listing maintenance requirements of such exchange during the period from, and including, the related 2022 Redemption Notice Date to, and including, the 45th Trading Day after the date such share of Common Stock is issued.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit D.

“Control Agreement” is any control agreement entered into among the depository institution at which Issuer or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Issuer or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Issuer or such Subsidiary, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 2.8(b) to convert such Note are satisfied.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 1,867.4136 shares of Common Stock per $1,000 principal amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Section 2.8; provided, further, that whenever this Agreement refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate as of the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Note.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the earlier of (x) the date that is 91 days after the Maturity Date and (y) the date that is 91 days after the date the Notes cease to remain outstanding; provided that only the portion of the Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Issuer or the Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding anything to the contrary in the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Issuer to repurchase or redeem such Capital Stock upon the occurrence of a change of control or similar provision will not constitute Disqualified Stock if the change of control or similar provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes; provided that Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.7. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Issuer or any and the Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory repurchase or redemption provisions of, such Disqualified Stock exclusive of accrued dividends (other than the accretion, accumulation or payment-in-kind of dividends).

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“DTC” means the Depository Trust Company.

“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any Equity-Linked Securities:

(a)               in the case of the issuance or sale of shares of Common Stock, the value of the consideration received by the Issuer for such shares, expressed as an amount per share of Common Stock; and

(b)               in the case of the issuance or sale of any Equity-Linked Securities, an amount equal to a fraction whose:

(i)                 numerator is equal to sum, without duplication, of (x) the value of the aggregate consideration received by the Issuer for the issuance or sale of such Equity-Linked Securities; and (y) the value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(ii)              denominator is equal to the maximum number of shares of Common Stock underlying such Equity-Linked Securities;

provided, however, that:

(w)       for purposes of this definition, (I) the value of consideration received by the Issuer shall be determined without deduction of any customary underwriting or similar commissions, reasonable compensation or reasonable concessions paid or allowed by the Issuer in connection with such issue or sale and without deduction of any reasonable and documented expenses payable by the Issuer, (II) to the extent any such consideration consists of property other than cash, the value of such property shall be its fair market value as determined in good faith by the Board of Directors, and (III) if shares of Common Stock or Equity-Linked Securities are issued or sold together with other Capital Stock or securities or other assets of the Issuer for a consideration that covers both, the Board of Directors shall determine in good faith the portion of the consideration so received to be allocable to such shares of Common Stock or Equity-Linked Securities.

(x)       for purposes of clause (b) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (I) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (II) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (other than pursuant to “anti-dilution” or similar provisions consistent with those set forth in Sections 2.8(d)(i) through (v) herein), there will be deemed to occur, for purposes of Section 2.8(d)(vi) and without affecting any prior adjustments theretofore made to the Conversion Rate, an issuance of additional Equity-Linked Securities;

(y)       for purposes of clause (b) above, the surrender, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(z)       the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the Board of Directors (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity-Linked Securities” means any rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default Redemption” means the repurchase of any Note by the Issuer pursuant to Section 2.7(c).

“Event of Default Redemption Date” means the date fixed, pursuant to Section 2.7(c), for the settlement of the repurchase of any Notes by the Issuer pursuant to an Event of Default Redemption.

“Event of Default Redemption Notice Date” means, with respect to an Event of Default Redemption, the date on which the Issuer sends the Redemption Notice for such Event of Default Redemption pursuant to Section 2.7(d).

“Event of Default Redemption Price” means the cash price payable by the Issuer to redeem any Note upon its Event of Default Redemption, calculated pursuant to Section 2.7(c).

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

“Excluded Accounts” shall mean (a) any Collateral Account of Issuer or any Subsidiary that is used by such Person solely as a payroll account for the employees of Issuer or its Subsidiaries, provided that the aggregate balance maintained therein shall not exceed the aggregate amount of such payments to be paid in the then next two (2) payroll periods or the funds in which consist solely of funds held by Issuer or any Subsidiary in trust for any director, officer or employee of Issuer or any Subsidiary or any employee benefit plan maintained by Issuer or any Subsidiary in the ordinary course of business or funds representing deferred compensation for the directors and employees of Issuer or any Subsidiary, (b) escrow accounts, Collateral Accounts and trust accounts, in each case either securing Permitted Liens or otherwise entered into in the ordinary course of business and consistent with prudent business practice conduct where Issuer or the applicable Subsidiary holds the funds exclusively for the benefit of an unaffiliated third party, provided that the amounts in such accounts (in the aggregate) do not exceed Five Hundred Thousand Dollars ($500,000) at any time, (c) accounts that are swept to a zero balance on a daily basis to a Collateral Account that is subject to a Control Agreement, (d) Collateral Accounts and securities accounts held in jurisdictions outside the United States, and (e) segregated accounts holding Medicare/Medicaid receivables.

“Excluded Subsidiary” shall mean (a) any subsidiary that is prohibited by any applicable law or, on the date such subsidiary is acquired (provided, that such prohibition is not be created in contemplation of such acquisition), its organizational documents, in each case, from guaranteeing the Obligations; (b) any subsidiary that is prohibited by any contractual obligation that existed on the date any such subsidiary is acquired (provided, that such prohibition is not created in contemplation of such acquisition) from guaranteeing the Obligations; (c) any subsidiary to the extent that the provision of any subsidiary guarantee of the Obligations would require the consent, approval, license or authorization of any governmental authority which has not been obtained, any subsidiary that is subject to such restrictions (provided that after such time that such restrictions on subsidiary guarantees are waived, lapse, terminate or are no longer effective, such subsidiary shall no longer be an Excluded Subsidiary by virtue of this clause (c)); (d) any Subsidiary organized under the laws of the United States, any state of the United States or the District of Columbia that (i) has no material assets other than capital stock of one or more subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code or (ii) is a subsidiary of a subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code (provided any subsidiary described in the foregoing clauses (d)(i) or (d)(ii) shall be an Excluded Subsidiary only with respect to the subsidiary guarantee of an obligation of a United States person); (e) any Subsidiary that is not incorporated or organized under the laws of the United States, any state of the United States or the District of Columbia; (f) [reserved]; (g) [reserved]; and (h) any subsidiary for which the provision of a subsidiary guarantee would result in a material adverse tax or regulatory consequence to Issuer or any Subsidiary as reasonably determined by Issuer in consultation with the Collateral Agent.

“Exclusive Product License” means any Product License that provides for exclusive rights to develop, commercialize, sell, market, distribute or promote the Products whether or not such Product License contains limitations upon geographic territory or field of use.

“Exempt Issuance” means (A) issuances of up to $24,000,000 of Common Stock made pursuant to a customary “at-the-market” program registered on a Form S-3 under the Securities Act; (B) the Issuer’s issuance or grant of shares of Common Stock or options to purchase shares Common Stock to employees, directors or consultants of the Issuer or any of its Subsidiaries, pursuant to plans that have been approved by a majority of the independent members of the Board of Directors or that exist as of the Closing Date; (C) the Issuer’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Closing Date, including the conversion of the Second Lien Notes; provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Closing Date; (D) the Issuer’s issuance of the Notes and any shares of Common Stock upon conversion of the Notes, (E) issuances of Qualified Stock (and any shares of Common Stock issuable upon conversion thereof) pursuant to the Masters Capital Agreement, (F) issuances of securities of the Issuer (and any Common Stock upon the conversion or exercise thereof) to any Purchaser (or its Affiliates) upon the exercise by such Purchaser of its rights pursuant to Article II of the Investor Rights Agreement, and (G) issuances of preferred stock of the Issuer (and any shares of Common Stock upon conversion thereof) to PHC Holdings (or its designees) pursuant to the Issuer’s exercise of its rights under the Letter Agreement. For purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Issuer or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“Existing Indebtedness” means all Indebtedness of Issuer and its Subsidiaries in existence on the Effective Date which, to the extent (x) not previously disclosed to the Purchasers as of the Effective Date or disclosure thereof is not otherwise made by the Issuer in its filings with the SEC prior to the Effective Date, and (y) is in an amount greater than $500,000, it is as set forth on Schedule 7.4(a) hereto.

“Existing Notes” means, collectively, the 2018 Notes and the 2019 Notes.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, among the Issuer and Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person party hereto as of the date hereof (or from time to time) providing a Guaranty in favor of Collateral Agent for the ratable benefit of the Secured Parties (including without limitation pursuant to Section 6.10).

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)               interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, in each case, not entered into by such Person for speculative purposes;

(2)               other agreements or arrangements designed to manage interest rates or interest rate risk, in each case, not entered into by such Person for speculative purposes;

(3)               other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case, not entered into by such Person for speculative purposes; and

(4)               any similar transaction or combination of the foregoing, in each case, not entered into by such Person for speculative purposes,

provided that the aggregate amount of Hedging Obligations aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent and without duplication:

(1)               in respect of borrowed money;

(2)               evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)               in respect of banker’s acceptances;

(4)               representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)               representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is more than six months after the date of placing the property in service or taking delivery and title thereto; or

(6)               representing any Hedging Obligations, in each case,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person and (ii) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) equal to the lesser of (x) the Fair Market Value of such asset as of the date of determination and (y) the amount of such Indebtedness.

Notwithstanding anything to the contrary in the foregoing paragraph, the term “Indebtedness” will not include (a) in connection with any Permitted Investment or other acquisition or any Transfer or other disposition, purchase price adjustments, indemnities or royalty, earn-out, contingent or other deferred payments of a similar nature, unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes); provided that at the time of closing, the amount of any such payment is not determinable or, to the extent such payment has become fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Stock; (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (f) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its subsidiaries. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Issuer’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a)               its Copyrights, Trademarks and Patents;

(b)               any and all trade secrets, trade secret rights and corresponding rights in confidential information and other non-public or proprietary information (whether or not patentable), including, without limitation, any rights to unpatented inventions, know-how, operating manuals; ideas, formulas, compositions, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information;

(c)               any and all Technology, including Software;

(d)               any and all design rights which may be available to Issuer or such Subsidiary;

(e)               any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)                any and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Closing Date, between Issuer and Collateral Agent, on behalf of the Secured Parties, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among the Collateral Agent, the Second Lien Collateral Agent, Issuer and the Guarantors party thereto, as may be amended, restated, supplemented, or otherwise modified from time to time, together with any renewals or replacements thereof.

“Interest Payment Date” means, with respect to a Note, each April 30 and October 31 of each year, commencing on April 30, 2021 (or commencing on such other date specified in the certificate representing such Note). For the avoidance of doubt, the Maturity Date is an Interest Payment Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means, with respect to any specified Person, all direct or indirect investments by such specified Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities (other than Permitted Equity Derivatives). The acquisition by Issuer or any Subsidiary of a Person that holds an Investment in a third Person that was acquired in contemplation of the acquisition of such Person will be deemed to be an Investment by Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person determined as provided in this Agreement. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but after giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of the repayment or disposition thereof for cash, not to exceed the original amount of such Investment.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of the Effective Date, between Issuer and the Purchasers.

“IRS” means the United States Internal Revenue Service.

“Issuer’s Books” are Issuer’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Issuer’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Junior Indebtedness” means Indebtedness for borrowed money that is unsecured or contractually subordinated or lien subordinated to the Obligations or to any Guaranty (including the Second Lien Notes but excluding (i) any intercompany Indebtedness between or among Issuer and any of the Subsidiaries, (ii) Indebtedness permitted by clauses (10), (12), (13), (15), (16), (17), (18), (19), (20), and (21) of the definition of “Permitted Debt”), and (iii) revolving Indebtedness under any unsecured working capital lines of credit or overdraft facilities incurred in the ordinary course of business.

“Key Person” is each of the Issuer’s (i) Chief Executive Officer, who is Tim Goodnow as of the Effective Date, (ii) Chief Financial Officer, who is Nick Tressler as of the Effective Date, and (iii) Chief Medical Officer, who is Francine R. Kaufman as of the Effective Date.

“Knowledge” means to the “best of” Issuer’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Issuer.

“Letter Agreement” means that certain Letter Agreement, dated as of the Effective Date, between Issuer and PHC Holdings, related to PHC Holdings’ purchase of preferred stock of the Issuer.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Make-Whole Fundamental Change” means (a) a Change in Control; or (b) the sending of a Redemption Notice pursuant to Section 2.7(d).

“Make-Whole Fundamental Change Conversion Period” has the following meaning:

(a)               in the case of a Make-Whole Fundamental Change pursuant to clause (a) of the definition thereof, the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date; and

(b)               in the case of a Make-Whole Fundamental Change pursuant to clause (b) of the definition thereof, the period from, and including, the Redemption Notice Date for the related Redemption to, and including, the Business Day immediately before the related Redemption Date.

“Make-Whole Fundamental Change Effective Date” means (a) with respect to a Make-Whole Fundamental Change pursuant to clause (a) of the definition thereof, the date on which such Make-Whole Fundamental Change occurs or becomes effective; and (b) with respect to a Make-Whole Fundamental Change pursuant to clause (b) of the definition thereof, the applicable Redemption Notice Date.

“Market Disruption Event” means, for the purposes of determining amounts due upon conversion, (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Masters Capital Agreement” means that certain Stock Purchase Agreement, dated as of August 9, 2020, by and among the Issuer, Masters Special Situations, LLC and the other purchasers named therein.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Issuer and its Subsidiaries, when taken as a whole; (b) a material impairment of (i) the prospect of repayment of any portion of the Obligations, (ii) the legality, validity or enforceability of any Note Document, (iii) the rights and remedies of Collateral Agent or Purchasers under any Note Document except as the result of the action or inaction of the Collateral Agent or Purchasers or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Purchasers; or (c) the occurrence of a “Change in Control”, “Fundamental Change”, “Make-Whole Fundamental Change” (each howsoever defined) or similar event under any indenture governing any Existing Notes or the Second Lien Note Purchase and Exchange Agreement; provided that the impacts of COVID-19 on the operations, business or financial condition of the Issuer or any of its Subsidiaries that occurred and were disclosed to the Purchasers as of the Effective Date or otherwise publicly available on or prior to the Effective Date will be disregarded for the purposes of clauses (a), (b)(i) or (c) above.

“Material Agreement” is any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act or the Exchange Act, as may be amended; provided, however, that “Material Agreements” shall exclude all real estate leases and all employee or director compensation agreements, arrangements or plans, or any amendments thereto.

“Maturity Date” means October 31, 2024; provided, however, that if, as of the date that is ninety-one (91) days prior to the maturity date for the Second Lien Notes (or the maturity date of any Indebtedness that amends, restates, amends and restates, modifies, supplements, refinances or replaces the Second Lien Notes in whole or in part) (the “Springing Maturity Date”), any Second Lien Notes (or such Indebtedness that amends, restates, amends and restates, modifies, supplements, refinances or replaces the Second Lien Notes in whole or in part) remain outstanding (other than an aggregate principal amount of Second Lien Notes or such other Indebtedness not to exceed $1.0 million for which the Issuer has reserved sufficient cash and/or Cash Equivalents to repay in full at maturity thereof), the Maturity Date shall be the Springing Maturity Date; provided, further, that if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.

“Maximum Disbursement Amount” means the maximum amount of Actual Cash Disbursements that the Issuer can make during the relevant period of determination in compliance with the Approved Budget Covenant.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Issuer or any of the Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account, without duplication, (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured on a senior basis by a Permitted Lien (other than with respect to an all-assets Lien securing such Indebtedness) on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by Issuer or any of the Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released) and (4) in the case of any Asset Sale by a Subsidiary that is not a Guarantor, payments to holders of Capital Stock in such Subsidiary in such capacity (other than such Capital Stock held by Issuer or any Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Capital Stock in such Subsidiary held by Issuer or any Subsidiary; provided that in the case of any Product License (other than any Product License that provides for exclusive rights to develop, commercialize, sell, market, distribute or promote the Products within the United States or any Product License that would constitute a Product Intellectual Property Sale), Net Proceeds shall not include the portion of proceeds received from any cost-plus, royalty or other variable payment provision other than an upfront or fixed payment (which, for the avoidance of doubt, includes any milestone payments that are not based upon product sales) included therein; provided, further, that in the case of any Product License, Net Proceeds shall not include the portion of proceeds received specifically related to bona fide work performed by Issuer or any Subsidiary, in a manner consistent with past practice.

“Note Documents” are, collectively, this Agreement, the Notes, the Registration Rights Agreement, the Investor Rights Agreement, the Letter Agreement, the Intercreditor Agreement, the Fee Letter, each Control Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Perfection Certificates, each Compliance Certificate, any guarantees, any subordination agreements, any note, or notes or guaranties executed by Issuer or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Issuer, any Guarantor or any other Person for the benefit of the Purchasers and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.

“Obligations” are all of Issuer’s obligations to pay when due any debts, principal, interest, Redemption Price, Purchasers’ Expenses, Collateral Agent Fees, Collateral Agent Expenses, indemnification expenses, and any other amounts Issuer owes the Collateral Agent or the Purchasers now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Note Documents (other than the Registration Rights Agreement), or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Issuer assigned to the Purchasers and/or Collateral Agent in connection with this Agreement and the other Note Documents, and the performance of Issuer’s duties under the Note Documents (other than the Registration Rights Agreement).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Open of Business” means 9:00 a.m., New York City time.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, continuations-in-part, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Permitted Bond Hedge Transaction” means (1) any call option or capped call option (or substantively equivalent derivative transaction) on the common or ordinary Capital Stock of Issuer (or any direct or indirect parent company thereof) purchased by Issuer or any of its Subsidiaries in connection with an issuance of debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock of Issuer (or any direct or indirect parent company thereof), and (2) any call option or capped call option (or substantively equivalent derivative transaction) replacing or refinancing the foregoing.

“Permitted Business” means any business conducted by Issuer or any of the Subsidiaries on the Effective Date and any business that, in the good faith judgment of the Board of Directors, is similar or reasonably related, ancillary, supplemental or complementary thereto or a reasonable extension, development or expansion thereof.

“Permitted Debt” means:

(1)               the incurrence by Issuer and Senseonics of Junior Indebtedness (including the Second Lien Facilities) or unsecured Indebtedness in an aggregate principal amount at any one time outstanding under this clause (1), including, without duplication, all Permitted Refinancing Indebtedness incurred under clause (6) below to refinance any Indebtedness incurred pursuant to this clause, not to exceed an amount equal to $50.0 million, less the principal amount of Permitted Debt under clauses (2) and (7) hereof, at any one time outstanding; provided that to the extent any such Indebtedness is secured, such Indebtedness shall be subject to an intercreditor agreement reasonably satisfactory to Issuer, Collateral Agent and the Purchasers; provided further that such Indebtedness (other than the Second Lien Facilities) (x) shall not have a Stated Maturity prior to the date that is 91 days after the Maturity Date, (y) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the remaining Weighted Average Life to Maturity of the Notes, and (z) the other terms of such Indebtedness will not be materially more restrictive to the Issuer and its Subsidiaries (as reasonably determined by the Issuer acting in good faith) when taken as a whole, than the terms of this Agreement;

(2)               the incurrence by Issuer or any of the Subsidiaries under the Notes and the Guaranties in respect thereof;

(3)               the incurrence by Issuer or any of the Subsidiaries of Existing Indebtedness;

(4)               the incurrence by Issuer or any of the Subsidiaries of Indebtedness represented by either (A) Capital Lease Obligations, or (B) mortgage financings or purchase money obligations, in either case of sub-clause (A) or (B), incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment or other fixed or capital assets used or useful in the business of Issuer or any of the Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Capital Stock of any Person owning such assets), in an aggregate principal amount, including, without duplication, all Permitted Refinancing Indebtedness incurred under clause (6) below to refinance any Indebtedness incurred pursuant to this clause (4), not to exceed at any one time outstanding, in the case of each of sub-clause (A) and (B), $1.0 million;

(5)               [reserved];

(6)               Indebtedness constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of Section 7.4, “refinance”), then outstanding Indebtedness (“Permitted Refinancing Indebtedness”) in an amount not to exceed the principal amount or liquidation value of the Indebtedness so refinanced, plus premiums, fees and expenses; provided, that:

(i)                in case the Obligations are refinanced in part or the Indebtedness to be refinanced is pari passu with the Obligations, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made pari passu with or subordinated (x) in right of payment to the remaining Obligations or (y) is secured by Liens otherwise permitted under Section 7.5;

(ii)               in case the Indebtedness to be refinanced is Junior Indebtedness, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Obligations at least to the extent that the Junior Indebtedness to be refinanced is subordinated to the Obligations;

(iii)              in case the Indebtedness to be refinanced is Junior Indebtedness secured by Liens, such new Indebtedness’ Lien shall have the same or lower priority as the Junior Indebtedness to be refinanced and shall not be secured by a Lien on any collateral other than the collateral securing the Indebtedness being refinanced and shall be subject to an intercreditor agreement reasonably satisfactory to the Issuer, the Collateral Agent and the Required Purchasers;

(iv)              in the case of Junior Indebtedness that is unsecured, such new Indebtedness shall also be unsecured;

(v)               the new Indebtedness does not have a Stated Maturity prior to the Stated Maturity of the Indebtedness to be refinanced, and the Weighted Average Life to Maturity of the new Indebtedness is at least equal to the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced;

(vi)              if the Indebtedness being refinanced is unsecured Indebtedness, such Permitted Refinancing Indebtedness is unsecured Indebtedness;

(vii)             in no event may Indebtedness of Issuer or any Guarantor be refinanced pursuant to this clause by means of any Indebtedness of any Subsidiary that is not a Guarantor; and

(viii)            such new Indebtedness is incurred by the Person who is the obligor of the replaced Indebtedness and no additional obligors become liable for such new Indebtedness except to the extent such Person guaranteed the replaced Indebtedness;

(7)               the incurrence by Issuer or any of the Subsidiaries of additional Indebtedness or Disqualified Stock, including, without duplication, all Permitted Refinancing Indebtedness incurred under clause (6) above to refinance any Indebtedness; provided that the aggregate principal amount (or accrued value, as applicable) of the Indebtedness incurred pursuant to clauses (1), (2) and (7) shall not exceed $50.0 million at any one time outstanding; provided that under no circumstances shall Indebtedness incurred under this clause (7) be subject to Liens on Collateral securing the Obligations; provided further that such Indebtedness (x) shall not have a Stated Maturity prior to the date that is 91 days after the Maturity Date, (y) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the remaining Weighted Average Life to Maturity of the Notes, and (z) the other terms of such Indebtedness will not be materially more restrictive to the Issuer (as reasonably determined by the Issuer acting in good faith) when taken as a whole, than the terms of this Agreement;

(8)               the incurrence by Issuer or any of the Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among Issuer or any of the Subsidiaries, in each case, to the extent constituting a Permitted Investment; provided, however, that if Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not Issuer or a Guarantor, then such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of Issuer and its Subsidiaries) must be expressly subordinated to the prior payment or conversion in full of all Obligations; provided, further, that (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Issuer or a Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Issuer or a Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Issuer or such Subsidiary, as the case may be, that was not permitted by this clause (8);

(9)               the issuance by any of the Subsidiaries to Issuer or to any of the Subsidiaries of shares of any Disqualified Stock, preferred stock or preferred interest in each case, to the extent constituting a Permitted Investment; provided, however, that if any of the Subsidiaries is the issuer of such Disqualified Stock, preferred stock or preferred interest and such Disqualified Stock, preferred stock or preferred interest is not held by Issuer or a Guarantor, then such Disqualified Stock, preferred stock or preferred interest must be expressly subordinated to the prior payment or conversion in full of all Obligations then due with respect to the Notes, in the case of Issuer, or the Guaranty, in the case of a Guarantor; provided, further, that (i) any subsequent issuance or transfer of Capital Stock that results in any such Disqualified Stock, preferred stock or preferred interests, as applicable, being held by a Person other than Issuer or a Subsidiary and (ii) any sale or other transfer of any such Disqualified Stock, preferred stock or preferred interests, as applicable, to a Person that is not Issuer or a Subsidiary will be deemed, in each case, to constitute an issuance of such Disqualified Stock, preferred stock or preferred interests, as applicable, by such Subsidiary that was not permitted by this clause (9);

(10)             Hedging Obligations that are not incurred for speculative purposes but for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

(11)             the guarantee by Issuer or any of the Guarantors of Indebtedness of Issuer or a Guarantor, and the guarantee by any Subsidiary that is not a Guarantor of Indebtedness of another Subsidiary that is not a Guarantor, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of Section 7.4; provided that if the Indebtedness being guaranteed is subordinated in right of payment to or pari passu with the Obligations, then the guarantee must be subordinated or pari passu, as applicable, in right of payment to the same extent as the Indebtedness guaranteed; provided further that this clause (11) shall not permit the guarantee by any Subsidiary of the 2018 Notes and the 2019 Notes;

(12)             the incurrence by Issuer or any of the Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances and similar obligations in the ordinary course of business;

(13)             the incurrence by Issuer or any of the Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

(14)             the incurrence by Issuer or any of the Subsidiaries of Indebtedness arising from customary agreements of Issuer or any such Subsidiary providing for indemnification, adjustment of purchase price, earn-out, royalty, milestone or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other disposition of any business, assets or Capital Stock of Issuer or any of the Subsidiaries, other than, in the case of any such disposition by Issuer or any of the Subsidiaries, guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(15)             the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(16)             the incurrence of Indebtedness in the ordinary course of business under any agreement between Issuer or any of the Subsidiaries and any commercial bank or other financial institution relating to Treasury Management Arrangements;

(17)             the incurrence of Indebtedness in respect of (A) letters of credit, bank guarantees, surety, indemnity, stay, customs, appeal, replevin or performance bonds and similar instruments issued for the account of Issuer or the account of any of the Subsidiaries, in each case, to the extent incurred in the ordinary course of business and in an aggregate amount not to exceed $1,000,000, and (B) completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, contracts (other than for borrowed money), performance bonds or other obligations of a like nature, in each case, to the extent incurred in the ordinary course of business and in an aggregate amount not to exceed $500,000;

(18)             the incurrence of Indebtedness consisting of (a) the financing of insurance premiums in the ordinary course of business or (b) take-or-pay obligations contained in supply agreements in the ordinary course of business;

(19)             to the extent constituting Indebtedness, Indebtedness representing any taxes, assessments or governmental charges to the extent such taxes are being contested in good faith and adequate reserves have been provided therefor in conformity with GAAP;

(20)             customer deposits and advance payments received in the ordinary course of business from customers or vendors for goods or services purchased in the ordinary course of business;

(21)             Indebtedness in the form of (a) guarantees of loans and advances to officers, directors and employees permitted under clause (8) of the definition of “Permitted Investments,” and (b) reimbursements owed to officers, directors and employees of Issuer or any of its Subsidiaries; and

(22)             Indebtedness consisting of guarantees of indebtedness or other obligations of joint ventures permitted under clause (21) of the definition of “Permitted Investments,” in an amount incurred under this clause (22), not to exceed at any one time outstanding, $500,000.

“Permitted Equity Derivatives” means (1) any forward purchase, accelerated share purchase or other equity derivative transactions relating to the Capital Stock of Issuer (or any direct or indirect parent company thereof) entered into by Issuer or any Subsidiary provided that any Restricted Payment made in connection with such transaction is permitted pursuant to Section 7.7 and (2) any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Investments” means:

(1)               (i) any Investment in Issuer or any Guarantor, (ii) any Investment by any Subsidiary that is not a Guarantor in Issuer or any Subsidiary (in each case, other than any Investment in any Capital Stock of Issuer) and (iii) any Investment by Issuer or any Subsidiary in any Excluded Subsidiary in an aggregate amount not to exceed $500,000 in the aggregate since the Effective Date;

(2)               any Investment in Cash Equivalents;

(3)               any Investment by Issuer or any Subsidiary in a Person, if, as a result of, or in connection with, such Investment:

(i)                 such Person becomes or will become a Guarantor; or

(ii)                such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Issuer or any Guarantor;

(4)               any Investment made as a result of the receipt of non-cash consideration from a Transfer that was made pursuant to and in compliance with Section 7.1 or from a sale or other disposition of assets not constituting a Transfer;

(5)               any Investments to the extent made in exchange for the issuance of Capital Stock (other than Disqualified Stock) of Issuer;

(6)               any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Issuer or any of the Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)               Investments represented by Hedging Obligations and Permitted Equity Derivatives;

(8)              loans and advances, and guarantees of such loans and advances, to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business or consistent with past practice or to fund any such Person’s purchase of Capital Stock of Issuer or any direct or indirect parent entity of Issuer and (b) required by applicable employment laws;

(9)               any Investment of Issuer or any of the Subsidiaries existing on the Effective Date, which, to the extent (x) not previously disclosed to the Purchasers as of the Effective Date or disclosure thereof is not otherwise made by the Issuer in its filings with the SEC prior to the Effective Date, and (y) is in an amount greater than $500,000, is as set forth on Schedule 7.7 hereto, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Effective Date; provided that the amount of any such Investment may be increased as otherwise permitted under this Agreement;

(10)             guarantees of Indebtedness and lease and other ordinary course obligations otherwise permitted by the terms of this Agreement;

(11)             receivables owing to Issuer or any of the Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(12)             payroll, business-related travel and similar advances that are made in the ordinary course of business;

(13)             Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment pursuant to joint marketing, joint development or similar arrangements with other Persons in the ordinary course of business and entered with bona fide counterparties operating in the same industry as Issuer;

(14)            advances, loans, rebates and extensions of credit (including the creation of receivables and endorsements for collection and deposit) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(15)             Investments resulting from the acquisition of a Person otherwise permitted by this Agreement, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(16)             stock, obligations or securities received in satisfaction of judgments and any renewal or replacement thereof;

(17)             repurchase of any Existing Notes, provided that such Existing Notes are promptly cancelled pursuant to the terms of the applicable indenture in connection with the refinancing thereof in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness that shall not have a Stated Maturity prior to the date that is 91 days after the Maturity Date;

(18)            other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (18), do not, at any time outstanding, exceed $500,000, net of any cash return of capital with respect to such Investments received by Issuer or any Subsidiary;

(19)             (i) lease, utility and other similar deposits, (ii) prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, and (iii) guaranties of business obligations owed to landlords, suppliers, customers, franchisees and licensees of Issuer and its Subsidiaries, in each case, in the ordinary course of business;

(20)             Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement; and

(21)            Investments in joint ventures, corporate collaborations or strategic alliances in the ordinary course of business of Issuer or any of the Subsidiaries otherwise permitted by this Agreement; provided that any such cash Investments do not exceed $500,000.

“Permitted Licensing Arrangement” means (1) any Product License or other license for the use of the Intellectual Property of the Issuer or any of its Subsidiaries, in each case that is not an Exclusive Product License and the grant of which does not conflict with the Collaboration Agreement, (2) licenses, which may be exclusive, for the manufacturing and supply of the Product in the ordinary course of business, consistent with past practice and so long as such license does not relate to the commercialization, sale or distribution of any product and Issuer and its Subsidiaries retain the rights to commercialize the Products, (3) sponsored research licenses and similar licenses for research and development (but not the commercialization, sale or distribution of any product) and (4) licenses, which may be exclusive, limited to a field of use outside of human diabetes applications.

“Permitted Liens” means:

(1)               Liens on the Collateral securing any Indebtedness (and other related obligations) incurred pursuant to clauses (1) and (2) of the definition of “Permitted Debt”, including any Permitted Refinancing Indebtedness thereof;

(2)               Liens on property of a Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with Issuer or any Subsidiary; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such Person becoming a Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged into or consolidated with Issuer or any Subsidiary (plus improvements and accessions to such property or proceeds or distributions thereof);

(3)               Liens on property (including Capital Stock) existing at the time of acquisition of the property by Issuer or any Subsidiary (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(4)               Liens to secure Capital Lease Obligations or purchase money obligations, as permitted to be incurred pursuant to clause (4) of the definition of “Permitted Debt,” and encumbering only the assets acquired with or financed by such Indebtedness (and other related Obligations) (plus improvements and accessions to such property or proceeds or distributions thereof);

(5)               Liens in the form of licenses or sublicenses of Intellectual Property;

(6)               (a) Liens in favor of Issuer or the Guarantors; (b) Liens on the property of any Subsidiary that is not a Guarantor in favor of any other Subsidiary and (c) Liens on the property of any Subsidiary of Issuer that is not a Subsidiary in favor of Issuer or any of the Subsidiaries;

(7)               Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974, as amended) in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), insurance, surety, bid, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness); provided that such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or any order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(8)               Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, which proceedings (or order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)               any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, or pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under, any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value or marketability of said properties or materially impair their use in the operation of the business of the owner or operator of such properties or business;

(10)             (i) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of Issuer or any of the Subsidiaries in the ordinary course of business and supporting obligations of the type set forth in sub-clause (i); provided that such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or any order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(11)             judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(12)             Liens securing Hedging Obligations;

(13)             Liens in favor of any collecting or payor bank having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Issuer or any Subsidiary on deposit with or in possession of such bank;

(14)             any obligations or duties affecting any of the property of Issuer or any of the Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not materially impair the use of such property for the purposes for which it is held;

(15)             Liens on any amounts held by a trustee in the funds and accounts under an indenture securing any bonds issued for the benefit of Issuer or any of the Guarantors;

(16)             Liens on deposit accounts incurred to secure Treasury Management Arrangements pursuant to such Treasury Management Arrangements incurred in the ordinary course of business;

(17)             any netting or set-off arrangements entered into by Issuer or any of the Subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of Issuer or any of the Subsidiaries;

(18)             Liens on any deposit made by Issuer to the account of the trustee for the Existing Notes or to the account of a trustee of other Indebtedness of Issuer, for the benefit of the holders of the Existing Notes or such other Indebtedness, solely in connection with repayment, repurchase, redemption or conversion of the Existing Notes or an effective discharge of such other Indebtedness; provided that, in each case, such cash is received in a transaction pursuant to Section 7.7(b)(ii) for the purpose of such repayment, repurchase, redemption or conversion of the Existing Notes or such effective discharge of such other Indebtedness;

(19)             Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business); and which do not in the aggregate materially detract from the value of the property of Issuer and the Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of Issuer and the Subsidiaries, taken as a whole;

(20)             Liens on proceeds of insurance securing Indebtedness permitted pursuant to clause (17) and/or (18) of the definition of “Permitted Debt”;

(21)             to the extent constituting a Lien, escrow arrangements securing indemnification obligations in connection with an acquisition of a Person or a disposition that is otherwise permitted under this Agreement;

(22)             security deposits under real property leases that are made in the ordinary course of business;

(23)             Liens arising from UCC financing statement filings regarding operating leases or consignments entered into by Issuer and the Subsidiaries and other precautionary UCC financing statements or similar filings; and

(24)             Liens on the Collateral securing any Indebtedness incurred pursuant to the Loan and Security Agreement, dated April 21, 2020 by and among Issuer, Senseonics, WSFS, as collateral agent, and the lenders party thereto; provided that such Liens are only permitted to be outstanding hereunder from the Effective Date until the repayment in full of such Indebtedness on the Closing Date.

“Permitted Warrant Transaction” means any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common or ordinary Capital Stock of Issuer (or any direct or indirect parent company thereof) issued or sold by Issuer (or any direct or indirect parent company thereof) or any of its Subsidiaries substantially concurrently with a Permitted Bond Hedge Transaction.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date, between Issuer and Collateral Agent, on behalf of the Secured Parties, as amended, amended and restated, supplemented or otherwise modified from time to time.

“PMA Approval” means the receipt by Senseonics or its affiliate or licensee of final approval from the FDA with respect to the PMA Submission (as defined below) to commercially distribute the 180-day Eversense XL in the United States (i) without conditions, (ii) without conditions materially more restrictive than those placed on the 90-day Eversense Product in the United States or (iii) with customary conditions that would not reasonably be expected to materially affect the ability of Senseonics, its affiliate or licensee, as applicable, to commercialize or maintain market authorization of such Product in the United States.

“PMA Submission” means a submission by Senseonics, its affiliate or sublicensee to the FDA with respect to the 180-day Eversense XL of a pre-market approval (or other equivalent approval granted by the FDA) application.

“Pro Rata Share” is, as of any date of determination, with respect to each Purchaser, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Notes held by such Purchaser by the aggregate outstanding principal amount of all Notes.

“Product Intellectual Property” means any Intellectual Property of Issuer and the Subsidiaries that is necessary for, or otherwise material to, the development, commercialization, manufacture, or other exploitation of the Products.

“Product Intellectual Property Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) by Issuer or any Subsidiary, other than any Product License, of all or any substantial portion of the Product Intellectual Property, and (ii) any Exclusive Product License as a result of which Issuer or a Subsidiary transfers all or a substantial portion of its legal or economic interests in the Product Intellectual Property in a transaction whereby the predominant consideration received for transferred interests in such Product Intellectual Property is to be received upfront or timebound fixed fee as compared to any retained or reversionary interests in such Product Intellectual Property and any rights of Issuer or any of the Subsidiaries to royalties, milestones, profit sharing and other future payments in respect of such Product Intellectual Property and its commercialization. For the avoidance of doubt, the transactions contemplated by the Collaboration Agreement shall not be a Product Intellectual Property Sale.

“Product License” means any license, commercialization, co-promotion, collaborations, distribution, marketing or partnering agreement pursuant to which Issuer or any Subsidiary grants to any Person (other than Issuer or any Subsidiary) a license under any Product Intellectual Property.

“Products” means any of Eversense and Eversense XL.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchaser” is any one of the Purchasers.

“Purchasers” are the Persons identified on Schedule 2.2 hereto and each successor and assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Purchasers’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses (whether generated in house or by outside counsel), as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Note Documents (which, to the extent incurred in connection with the Transactions consummated on or around the Effective Date, including those reasonably expected to be incurred in connection with transactions under Section 3.6, shall not exceed $300,000 in the aggregate without the prior written consent of Issuer), and (b) all fees and expenses (including attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Note Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Purchasers in connection with the Note Documents.

“Qualified Capital Stock” means Capital Stock of Issuer that is not Disqualified Stock

“Qualified Cash” means the amount of Issuer’s and any Guarantor’s cash and Cash Equivalents held in accounts subject to a Control Agreement in favor of Collateral Agent.

“R&D Expenditure” means any expenditure incurred by Issuer or any Subsidiary in research and development or clinical development efforts, or any license or distribution agreements, in connection with the Products or other potential product candidates that may be introduced by Issuer for carrying on the business of Issuer and its Subsidiaries that Issuer determines in good faith will enhance the income generating ability of Issuer and the Subsidiaries, taken as a whole.

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the holders of Common Stock that are entitled to such dividend, distribution or issuance.

“Redemption” means a 2022 Redemption, 2023 Redemption or Event of Default Redemption, as applicable

“Redemption Date” means a 2022 Redemption Date, 2023 Redemption Date or Event of Default Redemption Date, as applicable.

“Redemption Notice Date” means a 2022 Redemption Notice Date, 2023 Redemption Notice Date or Event of Default Redemption Notice Date, as applicable.

“Redemption Price” means the 2022 Redemption Price, 2023 Redemption Price or Event of Default Redemption Price, as applicable.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, between Issuer and the Purchasers.

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Proceeds received by Issuer or any Subsidiary in connection therewith that are not applied to prepay the Notes pursuant to Section 2.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale in respect of which Issuer has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and that Issuer (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Proceeds of an Asset Sale to reinvest in Additional Assets or R&D Expenditures.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to reinvest in Additional Assets or R&D Expenditures.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 360 days after such Reinvestment Event and (b) the date on which Issuer shall have determined not to, or shall have otherwise ceased to, reinvest in Additional Assets or R&D Expenditures with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Purchasers” means Purchasers holding more than 50% in aggregate principal amount of the Notes.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Issuer acting alone.

“Restricted Payment” means Issuer or any Subsidiary acting to:

(1)           declare or pay any dividend or make any other payment or distribution on or in respect of Issuer’s or any Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving such Person), except (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of Issuer or such Subsidiary, and (y) dividends or distributions payable solely to Issuer or any of the Subsidiaries (and, if such Subsidiary is not a wholly-owned subsidiary, to its other Capital Stock holders on a pro rata basis with respect to the class of Capital Stock on which such dividend or distribution is made, or on a basis that results in the receipt by Issuer or any of the Subsidiaries of dividends or distributions of at least its pro rata share of such dividend or distribution);

(2)           purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of Issuer;

(3)           make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Issuer or any Subsidiary that is (i) Junior Indebtedness (including the Second Lien Notes) or (ii) Existing Notes, except, (x) payments of principal at the Stated Maturity thereof, and (y) in the case of any Existing Indebtedness with a Stated Maturity prior to the Maturity Date, the purchase, repurchase, redemption, defeasance or other acquisition of any such Existing Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition; or

(4)           make any Investment other than a Permitted Investment.

“Revenue” means, with respect to any period, revenue of the Issuer and its Subsidiaries as determined in accordance with GAAP for such period.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“SEC” means the Securities and Exchange Commission.

“Second Lien Collateral Agent” means the collateral agent (or corresponding term) under the Second Lien Note Purchase and Exchange Agreement.

“Second Lien Documents” means the Note Documents as defined in the Second Lien Note Purchase and Exchange Agreement.

“Second Lien Facilities” means, the Second Lien Note Purchase and Exchange Agreement and any Permitted Refinancing Indebtedness thereof.

“Second Lien Note Purchase and Exchange Agreement” means that certain Second Lien Note Purchase and Exchange Agreement, dated as of April 21, 2020, by and between the Issuer, as issuer, Senseonics, as guarantor, Wilmington Savings Fund Society, FSB, as collateral agent, and the purchasers party thereto, as amended, supplemented, restated or otherwise modified to the extent permitted under this Agreement.

“Second Lien Notes” means the second lien secured notes issued pursuant to the Second Lien Note Purchase and Exchange Agreement.

“Secured Parties” means the Collateral Agent and the Purchasers.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Senseonics” means Senseonics, Incorporated, a Delaware corporation.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets exceeds the fair value of such Person’s liabilities, (b) the fair salable value of such Person’s consolidated property exceeds the fair value of such Person’s liabilities, (c) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Note Documents, and (d) such Person is able to pay its debts (including trade debts) as they become due (whether at maturity or otherwise) (without taking into account any forbearance and extensions related thereto).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal, as applicable, was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided, however, that, with respect to clause (3) of definition of Restricted Payments, the Stated Maturity of any Existing Indebtedness shall be the Stated Maturity as of the Effective Date or a later date to the extent the documents governing such Indebtedness shall have been amended or modified to provide for such later date.

“Stock Price” has the following meaning for any Make-Whole Fundamental Change: (A) if the holders of Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (a) or (c) of the definition of “Change in Control,” then the Stock Price is the amount of cash paid per share of Common Stock in such Make-Whole Fundamental Change; and (B) in all other cases, the Stock Price is the average of the Last Reported Sale Prices per share of Common Stock for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. For purposes of Section 8 only, “Subsidiaries” shall exclude any single Subsidiary or group of Subsidiaries where such Subsidiary’s revenue or such group of Subsidiaries’ revenue (in each case in accordance with GAAP) or assets is less than five percent (5.0%) of the aggregate (A) revenue and (B) assets (including both tangible and intangible, and measured as the lower of fair market value or book value), of Issuer and all its Subsidiaries, in each case measured on a consolidated basis for Issuer and all its Subsidiaries. Where such term is used without a referent Person, such term shall be deemed to mean a Subsidiary of Issuer, unless the context otherwise requires.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Trademarks” means any trademarks, service mark rights, trade names and other identifiers indicating the business or source of goods or services, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Issuer and each of its Subsidiaries connected with and symbolized by such trademarks.

“Trading Day” means a day on which (a) there is no Market Disruption Event, and (b) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on The NYSE American or, if the Common Stock (or such other security) is not then listed or quoted on The NYSE American, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day.

“Transactions” means the issuance of the Notes and Shares pursuant to this Agreement.

“Transfer” means (i) the sale, lease, conveyance or other disposition of any assets or rights (whether in a single transaction or a series of related transactions) outside of the ordinary course of business of Issuer or any Subsidiary, (ii) the issuance of Capital Stock by any of Issuer’s Subsidiaries or the sale of Capital Stock in any of Issuer’s Subsidiaries (other than directors’ qualifying Capital Stock or Capital Stock required by applicable law to be held by a Person other than Issuer or one of its Subsidiaries), and (iii) any Product License.

“Treasury Management Obligations” means any agreement or other arrangement governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, overnight draft, credit cards, debit cards, p-cards (including purchasing cards, employee credit card programs and commercial cards), funds transfer, automated clearinghouse, direct debit, zero balance accounts, returned check concentration, check endorsement guarantees, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, netting services, cash pooling or sweep arrangements, payment processing, credit and debit card acceptance or merchant services and other treasury or cash management services.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to the Required Purchasers in their reasonable discretion which opinion shall not include any qualifications or any going concern limitations other than (i) customary qualifications related to negative profits and debt maturities within one year of applicable maturity date and (ii) any going concern qualifications.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)           the then-outstanding principal amount of such Indebtedness.

2.	NOTES AND TERMS OF PAYMENT

2.1          [Reserved]

2.2          Issuance of Notes and Shares.

(a)           Purchase and Sale of Notes.

(i)            Subject to the terms and conditions of this Agreement, on the Closing Date, the Issuer shall issue and sell to the Purchasers, and the Purchasers shall purchase and acquire from the Issuer, for a purchase price of $35,000,000 (the “Purchase Price”), (A) Secured Promissory Notes (each a “Note” and, collectively, the “Notes”) in an aggregate principal amount of $35,000,000 and (B) 2,941,176 shares of Common Stock (the “Shares”).

(ii)           Schedule 2.2 hereto sets forth, with respect to each Purchaser, the aggregate principal amount of Notes and number of Shares to be issued by Issuer to such Purchaser. The closing purchase and sale of the Notes (the “Closing”) shall occur on a date (the “Closing Date”) no later than four (4) Trading Days after the Effective Date. On the Closing Date, (a) each Purchaser shall cause a wire transfer to be made in same day funds to an account of the Issuer designated in writing by the Issuer to the Purchaser in an amount equal to the Purchase Price, and (b) Issuer shall deliver to each Purchaser the principal amount of Notes and the number of Shares specified on Schedule 2.2 hereto.

(b)           Repayment. The Issuer shall make semi-annual payments of interest only on each Interest Payment Date, commencing on April 30, 2021, and continuing on each Interest Payment Date thereafter. All outstanding principal and accrued and unpaid interest with respect to the Notes is due and payable in full on the Maturity Date.

(c)           Mandatory Prepayments.

(i)            If the principal amount of the Notes is accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), Issuer shall immediately pay to Purchasers, payable to each Purchaser in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) in the case of any acceleration pursuant to Section 9.1(a)(ii)(B) either (x) solely as a result of a breach by Ascensia of any material obligations with respect to marketing, sales and promotion under the Collaboration Agreement or (y) if such acceleration occurs within 135 days following the occurrence of the applicable Event of Default under Section 8.2(b)(ii), the outstanding principal amount of the Notes, and in all other cases, 130% of the outstanding principal amount of the Notes (or, if such acceleration occurs after the date that is six months prior to the Maturity Date, 125% of the outstanding principal amount of the Notes), plus (ii) accrued and unpaid interest thereon through the prepayment date, plus (iii) all other Obligations that are due and payable, including Purchasers’ Expenses and interest at the Default Rate, if applicable, with respect to any past due amounts.

(ii)           If on any date Issuer or any Subsidiary shall receive Net Proceeds from any Asset Sale, Issuer shall apply an amount equal to one hundred percent (100%) of such Net Proceeds, to prepay the Notes; provided that,

(1)            in the case of an Asset Sale that is not a Product Intellectual Property Sale, Issuer may deliver a Reinvestment Notice with respect to the percentage of such Net Proceeds in the Issuer Retention column below, and shall apply an amount equal to the percentage of such Net Proceeds in the Note Repayment column below, to prepay the Notes:

Proceeds (millions)	Note Repayment (%)	Issuer Retention (%)
First $10.0	25.0%	75.0%
Next $10.0	35.0%	65.0%
Next $10.0	45.0%	45.0%
Any remaining proceeds thereafter	50.0%	50.0%

(2)            [reserved],

(3)            [reserved], and

(4)            notwithstanding the foregoing, on each Reinvestment Prepayment Date, Issuer shall apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to prepay the Notes (together with any applicable premium).

All Net Proceeds from Asset Sales shall be deposited in a Collateral Account pending repayment or reinvestment in accordance with the terms of this Section 2.2(c).

Amounts to be applied in connection with prepayments made pursuant to this Section 2.2(c)(ii) shall be payable to each Purchaser in accordance with its respective Pro Rata Share; provided that any Purchaser may decline any such prepayment (collectively, the “Declined Amount”), in which case the Declined Amount shall be retained by Issuer. Each prepayment of the Notes under this Section 2.2(c)(ii) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Issuer shall deliver to each Purchaser notice of each prepayment of Notes in whole or in part pursuant to this Section 2.2(c)(ii) not less than five (5) Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment, and (iii) the option of each Purchaser to (x) decline its share of such prepayment or (y) accept Declined Amounts. Any Purchaser that wishes to exercise its option to decline such prepayment or to accept Declined Amounts shall notify Issuer not later than three (3) Business Days prior to the Mandatory Prepayment Date.

Issuer shall not, and shall not permit any of the Subsidiaries to, use any Net Proceeds received from any Asset Sale to repay any Junior Indebtedness (other than to the extent required under the Second Lien Notes).

2.3           Payment of Interest on the Notes.

(a)           Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Notes (including, for the avoidance of doubt, any PIK Interest paid with respect thereto) shall accrue interest at a per annum rate equal to 9.5% (or, on and after the first day of the calendar quarter following the calendar quarter in which the PMA Approval is obtained, 8.0%), which interest shall be payable semi-annually in arrears in accordance with Sections 2.2(b) and 2.3(e). Such interest shall accrue commencing on, and including, the Closing Date, and shall accrue on the principal amount outstanding under the Notes through and including the day on which the Notes are paid in full (or any payment is made hereunder).

(b)           Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default (other than (x) an Event of Default pursuant to Section 8.2(b)(ii) solely as a result of a breach by Ascensia of any material obligations with respect to marketing, sales and promotion under the Collaboration Agreement or (y) prior to the date that is 135 days after the occurrence thereof, any other Event of Default pursuant to Section 8.2(b)(ii)), all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus two percentage points (2.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Purchasers.

(c)           360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(d)           [Reserved].

(e)           Payments. Except as otherwise expressly provided herein, all payments by Issuer under the Note Documents shall be made to the respective Purchaser to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable on each Interest Payment Date. Payments of principal and/or interest or any Redemption Price received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Issuer hereunder or under any other Note Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. Notwithstanding the foregoing, Issuer may elect to pay the interest on the principal amount outstanding under the Notes payable pursuant to this Section 2.3 as paid-in-kind interest, added to the aggregate principal amount of the Note on the date such interest would otherwise be due hereunder (the amount of any such paid-in-kind interest being “PIK Interest”). Issuer shall notify each Purchaser in writing of any such election at least two (2) Business Days before the start of the applicable period during which Issuer has elected to pay PIK Interest.

2.4          Fees. Issuer shall pay to Collateral Agent and/or the Purchasers (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:

(a)          Purchasers’ Expenses. All Purchasers’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

(b)           Collateral Agent Fees. All fees payable to Collateral Agent as set forth in the Fee Letter at the times and in the amounts specified therein (such fees being referred to herein collectively as the “Collateral Agent Fees”). The Collateral Agent Fees are in addition to reimbursement of the Collateral Agent Expenses in accordance with Section 12.2(a) and Exhibit B. The Collateral Agent Fees shall be fully earned when due and shall not be refundable for any reason whatsoever.

2.5          Taxes; Increased Costs. Issuer, Collateral Agent and the Purchasers each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.

2.6          Notes. The Notes shall be substantially in the form attached as Exhibit E hereto, and the terms of this Agreement shall be incorporated by reference into the Notes as if set forth therein; provided that in the event of any conflict between the terms of this Agreement and the Notes, the terms of this Agreement shall control. Issuer irrevocably authorizes each Purchaser to make or cause to be made, on or about the Closing Date or at the time of receipt of any payment of principal on such Purchaser’s Note, an appropriate notation on such Purchaser’s Note (the “Purchaser’s Note Record”) reflecting the purchase of such Notes or (as the case may be) the receipt of such payment. The outstanding amount of the Notes set forth on such Purchaser’s Note Record shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to such Purchaser, but the failure to record, or any error in so recording, any such amount on such Purchaser’s Note Record shall not limit or otherwise affect the obligations of Issuer under any Note or any other Note Document to make payments of principal of or interest on, or any Redemption Price in respect of, any Note when due. Upon receipt of an affidavit of an officer of a Purchaser as to the loss, theft, destruction, or mutilation of its Note, Issuer shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and of like tenor.

2.7          Redemption. The Issuer may redeem the Notes at its option as set forth in this Section 2.7.

(a)           2022 Redemption. Subject to the terms of this Section 2.7(a), if the Common Stock Liquidity Conditions are met, the Issuer has the right to redeem all, but not less than all, of the Notes, at any time, on a 2022 Redemption Date on or after October 31, 2022 (a “2022 Redemption”), for a cash purchase price equal to the 2022 Redemption Price, but only if the Last Reported Sale Price per share of Common Stock exceeds 275% of the Conversion Price on (i) each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the 2022 Redemption Notice Date for such 2022 Redemption; and (ii) the Trading Day immediately before such 2023 Redemption Notice Date. For the avoidance of doubt, the calling of any Notes for a 2022 Redemption will constitute a Make-Whole Fundamental Change pursuant to clause (b) of the definition thereof.

(i)            The 2022 Redemption Date for any 2022 Redemption will be a Business Day of the Issuer’s choosing that is 10 days after the 2022 Redemption Notice Date for such 2022 Redemption.

(ii)           The 2022 Redemption Price for any Note called for 2022 Redemption is an amount in cash equal to the principal amount of such Note (including, for the avoidance of doubt, any PIK Interest paid with respect thereto) plus accrued and unpaid interest on such Note to, but excluding, the 2022 Redemption Date for such 2022 Redemption.

(b)           2023 Redemption. Subject to the terms of this Section 2.7(b), the Issuer has the right to redeem all, but not less than all, of the Notes, at any time, on a 2023 Redemption Date on or after October 31, 2023 (a “2023 Redemption”), for a cash purchase price equal to the 2023 Redemption Price. For the avoidance of doubt, the calling of any Notes for a 2023 Redemption will constitute a Make-Whole Fundamental Change pursuant to clause (b) of the definition thereof.

(i)            The 2023 Redemption Date for any 2023 Redemption will be a Business Day of the Issuer’s choosing that is 10 days after the 2023 Redemption Notice Date for such 2023 Redemption.

(ii)           The 2023 Redemption Price for any Note called for 2023 Redemption is an amount in cash equal to 130% of the principal amount of such Note (or, if the 2023 Redemption Date occurs after the date that is six months prior to the Maturity Date, 125% of the principal amount of such Note) (including, for the avoidance of doubt, any PIK Interest paid with respect thereto) plus accrued and unpaid interest on such Note to, but excluding, the 2023 Redemption Date for such 2023 Redemption.

(c)           Event of Default Redemption. Subject to the terms of this Section 2.7(c), following an Event of Default under Section 8.2(b), during (x) the thirty (30) day period pursuant to Section 9.1(a)(ii)(A), or (y) during the three month period pursuant to Section 9.1(a)(ii)(B), the Issuer has the right to redeem all, but not less than all, of the Notes, for a cash purchase price equal to the Event of Default Redemption Price. For the avoidance of doubt, the calling of any Notes for an Event of Default Redemption will constitute a Make-Whole Fundamental Change pursuant to clause (b) of the definition thereof.

(i)            The Event of Default Redemption Date for any Event of Default Redemption will be a Business Day of the Issuer’s choosing that is 10 days after the Event of Default Redemption Notice Date for such Event of Default Redemption.

(ii)           The Event of Default Redemption Price for any Note called for Event of Default Redemption is an amount in cash equal to 130% of the principal amount of such Note (or, if such Event of Default Redemption occurs after the date that is six months prior to the Maturity Date, 125% of the outstanding principal amount of such Note) (including, for the avoidance of doubt, any PIK Interest paid with respect thereto) plus accrued and unpaid interest on such Note to, but excluding, the Event of Default Redemption Date for such Event of Default Redemption.

(d)           Redemption Notice. To call any Notes for Redemption, the Issuer must send to each Purchaser holding such Notes a written notice of such Redemption (a “Redemption Notice”).

Such Redemption Notice must state:

(i)            that such Notes have been called for Redemption, briefly describing the Issuer’s Redemption right under this Agreement;

(ii)           the Redemption Date for such Redemption;

(iii)          the Redemption Price per $1,000 principal amount of Notes for such Redemption;

(iv)         that Notes called for Redemption may be converted at any time before the Close of Business on the Business Day immediately before the Redemption Date (or, if the Issuer fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Issuer pays such Redemption Price in full); and

(v)           the Conversion Rate in effect on the Redemption Notice Date for such Redemption and a description and quantification of any adjustments to the Conversion Rate that may result from such Redemption (including pursuant to Section 2.9).

(e)           Payment of the Redemption Price. Without limiting the Issuer’s obligation to deposit the applicable Redemption Price by the time proscribed by Section 2.3(e), the Issuer will cause the applicable Redemption Price for a Note subject to Redemption to be paid to the Purchaser thereof on or before the applicable Redemption Date. For the avoidance of doubt, interest payable on any Note (or portion thereof) subject to any Redemption must be paid pursuant to this Section 2.7.

2.8           Conversion. Subject to the provisions of this Section 2.8, each Purchaser may, at its option, convert such Purchasers’ Notes into Conversion Consideration. Notes may be converted in part, but only in Authorized Denominations, and provisions of this Section 2.8 applying to the conversion of a Note in whole will equally apply to conversions of a permitted portion of a Note.

(a)           When Notes May Be Converted.

(i)            A Purchaser may convert its Notes at any time until the Close of Business on the Scheduled Trading Day immediately before the Maturity Date.

(ii)           if the Issuer calls the Notes for Redemption pursuant to Section 2.7, then a Purchaser may not convert the Notes after the Close of Business on the Business Day immediately before the applicable Redemption Date, except to the extent the Issuer fails to pay the Redemption Price for such Note in accordance with this Indenture.

(b)           Conversion Procedures.

(i)            To convert all or a portion of a Note, a Purchaser must (1) complete, manually sign and deliver to the Issuer the conversion notice attached to such Note or a facsimile of such conversion notice; and (2) deliver such Note to the Issuer (at which time such conversion will become irrevocable).

(ii)           At the Close of Business on the Conversion Date for a Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration due upon such conversion) be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to hold such Note (or such portion thereof) as of the Close of Business on such Conversion Date).

(iii)          The Person in whose name any share of Common Stock is issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(iv)          If a Purchaser converts a Note, the Issuer will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion; provided, however, that if any tax or duty is due because such Purchaser requested such shares to be registered in a name other than such Purchaser’s name, then such Purchaser will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Issuer may refuse to deliver any such shares to be issued in a name other than that of such Purchaser.

(c)           Settlement Upon Conversion. The type and amount of consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note (including, for the avoidance of doubt, any PIK Interest paid with respect thereto) to be converted will be a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion and, if applicable, a cash payment as described under Section 2.10.

(i)            If the number of shares of Common Stock deliverable pursuant to Section 2.8(c) upon conversion of any Note is not a whole number, then such number will be rounded to the nearest whole number.

(ii)           If a Purchaser converts more than one Note on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will be computed based on the total principal amount of Notes converted on such Conversion Date by such Purchaser.

(iii)          The Issuer will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of any Note to the Purchaser on or before the second Business Day immediately after the Conversion Date for such conversion.

(iv)          At all times when any Notes are outstanding, the Issuer will reserve, out of its authorized but unissued and unreserved shares of Common Stock, a number of shares of Common Stock sufficient to permit the conversion of all then-outstanding Notes, assuming the Conversion Rate is increased by the maximum amount pursuant to which the Conversion Rate may be increased pursuant to Section 2.9.

(v)           Each Conversion Share delivered upon conversion of any Note will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Purchaser holding such Note or the Person to whom such Conversion Share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Issuer will cause each Conversion Share, when delivered upon conversion of any Note, to be admitted for listing on such exchange or quotation on such system.

(vi)          Upon conversion, a Purchaser shall not receive any separate cash payment for accrued and unpaid interest, if any. The Issuer’s delivery of the Conversion Consideration shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any (other than for the avoidance of doubt, PIK Interest), to, and including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.

(d)           Adjustments to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(i)            Stock Dividends, Splits and Combinations. If the Issuer issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Issuer effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 2.11 will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date or Open of Business on such effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or Open of Business on such effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 2.8(d)(i) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(ii)           Rights, Options and Warrants. If the Issuer distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 2.8(d)(iii)(1) and Section 2.8(f) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this Section 2.8(d)(ii), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Issuer receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(iii)          Spin-Offs and Other Distributed Property.

(1)           Distributions Other than Spin-Offs. If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Issuer, or rights, options or warrants to acquire Capital Stock of the Issuer or other securities, to all or substantially all holders of the Common Stock, excluding:

(u)            dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to Section 2.8(d)(i) or 2.8(d)(ii);

(v)            dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to Section 2.8(d)(iv);

(w)           rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 2.8(f);

(x)            Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to Section 2.8(d)(iii)(2);

(y)            a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 2.8(d)(v) will apply; and

(z)             a distribution solely pursuant to a Common Stock Change Event, as to which Section 2.11 will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Record Date; and

FMV	=	the fair market value (as determined by the Board of Directors), as of such Record Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Purchaser will receive, for each $1,000 principal amount of Notes held by such Purchaser on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Purchaser would have received if such Purchaser had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(2)            Spin-Offs. If the Issuer distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate, a Subsidiary or other business unit of the Issuer to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 2.11 will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 2.8(d)(v) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Spin-Off (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

Notwithstanding anything to the contrary in this Section 2.8(d)(iii)(2), if the Conversion Date for a Note occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Conversion Consideration for such conversion, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Conversion Date.

To the extent any dividend or distribution of the type set forth in this Section 2.8(d)(iii)(2) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)          Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Record Date; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Purchaser will receive, for each $1,000 principal amount of Notes held by such Purchaser on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Purchaser would have received if such Purchaser had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v)          Tender Offers or Exchange Offers. If the Issuer or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock, and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;

AC	=	the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 2.8(d)(v), except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary in this Section 2.8(d)(v), if the Conversion Date for a Note occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Conversion Consideration for such conversion, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date to, and including, such Conversion Date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Issuer being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(vi)          If, on or after the Closing Date and on or prior to April 30, 2022, the Issuer or any of its Subsidiaries issues or otherwise sells any shares of Common Stock, or any Equity-Linked Securities, in each case at an Effective Price per share of Common Stock that is less than the Conversion Price in effect (before giving effect to the adjustment required by this Section 2.8(d)(vi)) as of the date of the issuance or sale of such shares or Equity-Linked Securities (such an issuance or sale, a “Degressive Issuance”), then, effective as of the Close of Business on such date, the Conversion Rate will be increased to an amount equal to (x) one thousand dollars ($1,000) divided by (y) the Weighted Average Issuance Price. For these purposes, the “Weighted Average Issuance Price” will be equal to:

where:

CP	=	such Conversion Price;

OS	=	the sum of (1) number of shares of Common Stock, (2) the number of shares into which the Notes could be converted if fully converted and (3) the maximum number of shares of Common Stock that could become issuable upon the exercise or conversion of the Existing Notes, the Second Lien Notes and all other Equity-Linked Securities, in each case outstanding immediately before such Degressive Issuance;

EP	=	the Effective Price per share of Common Stock in such Degressive Issuance; and

X	=	the sum, without duplication, of (x) the total number of shares of Common Stock issued or sold in such Degressive Issuance; and (y) the maximum number of shares of Common Stock underlying such Equity-Linked Securities issued or sold in such Degressive Issuance;

provided, however, that (1) the Conversion Rate will not be adjusted pursuant to this Section 2.8(d)(vi) solely as a result of an Exempt Issuance or as a result of any transaction in respect of which an adjustment is made pursuant to Section 2.8(d)(i), (ii), (iii), (iv) and/or (v); (2) the issuance of shares of Common Stock pursuant to any such Equity-Linked Securities will not constitute an additional issuance or sale of shares of Common Stock for purposes of this Section 2.8(d)(vi) (it being understood, for the avoidance of doubt, that the issuance or sale of such Equity-Linked Securities, or any re-pricing or amendment thereof, will be subject to this Section 2.8(d)(vi)); and (3) in no event will the Conversion Rate be decreased pursuant to this Section 2.8(d)(vi). For purposes of this Section 2.8(d)(vi), any re-pricing or amendment of any Equity-Linked Securities (including, for the avoidance of doubt, any Equity-Linked Securities existing as of the Closing Date) will be deemed to be the issuance of additional Equity-Linked Securities, without affecting any prior adjustments theretofore made to the Conversion Rate. The Issuer will not effect any Degressive Issuance that would result in an adjustment to the Conversion Rate pursuant to this Section 2.8(d)(vi) that requires the approval of the Issuer’s stockholders pursuant to the listing standards of The NYSE American, unless the Issuer has obtained such stockholder approval before such Degressive Issuance.

(e)               No Adjustments in Certain Cases. Notwithstanding anything to the contrary in this Section 2.8(d), the Issuer will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to this Section 2.8(d) (other than a stock split or combination of the type set forth in Section 2.8(d)(i), a tender or exchange offer of the type set forth in Section 2.8(d)(v) or a Degressive Issuance) if each Purchaser participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Purchaser of Notes, in such transaction or event without having to convert such Purchaser’s Notes and as if such Purchaser held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Purchaser on such date.

(f)                Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Issuer has in effect any stockholder rights plan, then the Purchaser holding such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under this Agreement upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 2.8(d)(iii)(1) on account of such separation as if, at the time of such separation, the Issuer had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(g)               Limitation on Effecting Transactions Resulting in Certain Adjustments. The Issuer will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 2.8(d) or Section 2.9 to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.

(h)               Equitable Adjustments to Prices. Whenever any provision of this Agreement requires the Issuer to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate the Stock Price or an adjustment to the Conversion Rate), the Issuer will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 2.8(d)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Record Date or effective date, as applicable, of such event occurs, at any time during such period.

(i)                 Calculation of Number of Outstanding Shares of Common Stock. For purposes of Section 2.8(d), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Issuer’s treasury (unless the Issuer pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(j)                 Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(k)                Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 2.8(d), the Issuer will promptly send notice to the Purchasers containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

(l)                 Voluntary Adjustments. To the extent permitted by law and applicable stock exchange rules, the Issuer, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is either (x) in the best interest of the Issuer; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.

(m)             Notice of Voluntary Increase. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 2.8(l), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 2.8(l), the Issuer will send notice to each Purchaser of such increase, the amount thereof and the period during which such increase will be in effect.

2.9              Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change.

(a)               Generally. If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of a Note occurs during the related Make-Whole Fundamental Change Conversion Period, then, subject to this Section 2.9 and Section 2.10, the Conversion Rate applicable to such conversion will be increased by a number of shares (the “Additional Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Stock Price of such Make-Whole Fundamental Change:

	Stock Price
Make-Whole Fundamental Change Effective Date	$0.476	$0.52	$0.562	$0.60	$0.65	$0.70	$0.85	$1.00	$1.50	$2.00	$2.50	$3.00	$3.50	$4.00	$5.00	$6.00
August 9, 2020	233.4267	211.6731	194.3238	180.9	165.8308	153.0714	124.4235	104.89	69.12	51.675	41.296	34.4033	29.4829	25.7975	20.638	17.1983
August 9, 2021	233.4267	179.8462	162.3488	148.9	133.9846	121.5571	94.5059	77.07	48.12	35.46	28.228	23.49	20.1257	17.6075	14.086	11.7383
August 9, 2022	233.4267	164.2885	145.2669	130.55	113.9692	99.9	68.1412	46.88	15.42	8.87	6.892	5.73	4.9086	4.295	3.436	2.8633
August 9, 2023	233.4267	147.5962	127.7936	113.5	98.3077	85.9571	58.7059	39.12	0	0	0	0	0	0	0	0
August 9, 2024	233.4267	103.7692	66.032	47.15	34.2615	27.6429	19.0824	13.71	0	0	0	0	0	0	0	0
October 31, 2024	233.4267	55.6538	0	0	0	0	0	0	0	0	0	0	0	0	0	0

If such Make-Whole Fundamental Change Effective Date or Stock Price is not set forth in the table above, then:

(i)              if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable; and

(ii)              if the Stock Price is greater than $6.00 (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 2.9(b)), or less than $0.476 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary in this Agreement or the Notes, in no event will the Conversion Rate be increased to an amount that exceeds 2,100.8403 shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to Section 2.8(d).

(b)               Adjustment of Stock Prices and Number of Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in Section 2.9(a) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of Section 2.8(d). The numbers of Additional Shares in the table set forth in Section 2.9(a) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 2.8(d).

(c)               Notice of the Occurrence of a Make-Whole Fundamental Change. If a Make-Whole Fundamental Change occurs, then, promptly and in no event later than the Business Day immediately after the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, the Issuer will notify the Purchasers of the occurrence of such Make-Whole Fundamental Change and of such Make-Whole Fundamental Change Effective Date, briefly stating the circumstances under which the Conversion Rate will be increased pursuant to this Section 2.9 in connection with such Make-Whole Fundamental Change (which, for the avoidance of doubt, in the case of a Make-Whole Fundamental Change pursuant to clause (b) of the definition thereof, may be included in the related Redemption Notice).

(d)               Overlapping Make-Whole Fundamental Change Conversion Periods. If a Conversion Date occurs during two or more Make-Whole Fundamental Change Periods, a Purchaser converting its Notes will be entitled to a single increase to the Conversion Rate with respect to the first to occur of the applicable Make-Whole Fundamental Changes, and the later Make-Whole Fundamental Change(s) will be deemed to not have occurred for purposes of this Section 2.9.

2.10          Special Settlement in Connection with a Make-Whole Fundamental Change.

(a)               If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of a Note occurs during the related Make-Whole Fundamental Change Conversion Period, then the Issuer will settle such conversion based on a Conversion Rate that reflects the Additional Shares added thereto pursuant to the provisions described in Section 2.9. However, in order to comply with Section 713 of the NYSE American LLC Company Guide that limits the number of shares of Common Stock the Issuer may deliver upon conversion of the Notes unless the Issuer first obtains the approval of its stockholders (the “Requisite Stockholder Approval”) in accordance with the rules of the NYSE American, the Issuer may be required to partially cash settle conversions of Notes with a Conversion Date during such Make-Whole Fundamental Change Conversion Period. Accordingly, if the Issuer has not obtained the Requisite Stockholder Approval as of any Make-Whole Fundamental Change Effective Date, then the Company will settle the conversion of a Note with a Conversion Date that occurs during the related Make-Whole Fundamental Change Conversion Period as follows:

(i)              the Issuer will settle such conversion in the manner described in Section 2.8, including such Additional Shares delivered pursuant to Section 2.9; provided that the Issuer will not be required to deliver a number of shares of Common Stock per $1,000 principal amount of Notes greater than 2,016.8067, subject to adjustment in the same manner as the Conversion Rate as set forth under Section 2.8(d)(i) through (v) (such number of shares, the “Maximum Share Settled Make Whole Shares”; and the excess of the number of shares that would have been delivered over the Maximum Share Settled Make Whole Shares, the “Cash Settled Make Whole Shares”); and

(ii)             in addition, the Issuer will pay with respect to the Cash Settled Make Whole Shares, no later than the second Business Day after the Conversion Date for such conversion, an amount per $1,000 principal amount of such Notes to be converted equal to the product of the number of Cash Settled Make Whole Shares and the Stock Price applicable to such Make-Whole Fundamental Change.

If the Issuer has not obtained the Requisite Stockholder Approval, in no event will the number of shares of Common Stock issuable upon conversion of the Notes and the number of Shares exceed 70,588,235, subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to Section 2.8(d)(i) through (v).

The Issuer shall notify Purchasers whether the Company has obtained the Requisite Stockholder Approval pursuant to Section 2.9(c). For the avoidance of doubt, this Section 2.10 shall cease to apply from and after the receipt of the Requisite Stockholder Approval.

2.11          Effect of Common Stock Change Event.

(a)               Generally. If there occurs any:

(i)               recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii)              consolidation, merger, combination or binding or statutory share exchange involving the Issuer;

(iii)             sale, lease or other transfer of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person; or

(iv)             other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Agreement or the Notes,

(1)       from and after the effective time of such Common Stock Change Event, (I) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 2 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 2.7(a), each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Record Date,” the term “Common Stock” will be deemed to refer to any class of securities forming part of such Reference Property; and

(2)       for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Issuer (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Issuer will notify the Purchasers of such weighted average as soon as practicable after such determination is made.

At or before the effective time of such Common Stock Change Event, the Issuer and the resulting, surviving or transferee Person (if not the Issuer) of such Common Stock Change Event (the “Successor Person”) will execute and deliver to the Purchasers such supplemental instruments, if any, as the Issuer reasonably determines are necessary or desirable to (x) provide for subsequent conversions of Notes in the manner set forth in this Section 2.11; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 2.8(d) in a manner consistent with this Section 2.11; and (z) contain such other provisions, if any, that the Issuer reasonably determines are appropriate to preserve the economic interests of the Purchasers and to give effect to the provisions of this Section 2.11(a). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Issuer reasonably determines are appropriate to preserve the economic interests of Purchasers.

(b)                Notice of Common Stock Change Events. The Issuer will provide notice of each Common Stock Change Event to the Purchasers no later than the effective date of such Common Stock Change Event.

(c)                Compliance Covenant. The Issuer will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 2.11.

3.	CONDITIONS OF NOTES

3.1              Conditions Precedent to the Effective Date. The effectiveness of this Agreement is subject to the condition precedent that each Purchaser shall consent to or shall have received, in form and substance satisfactory to each Purchaser, such documents, and completion of such other matters, as each Purchaser may reasonably deem necessary or appropriate, including, without limitation:

(a)               original Agreement, Registration Rights Agreement, Investor Rights Agreement and Letter Agreement, each duly executed by Issuer and each Guarantor, as applicable;

(b)               delivery of the Notes, duly executed by Issuer; and

(c)               to the extent requested by the Purchasers or Collateral Agent, a properly completed and duly executed IRS Form W-9 (or other applicable tax form) from Issuer and all other documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

3.2              [Reserved].

3.3              Additional Conditions Precedent to Closing. In addition to the conditions precedent to Section 3.1 above, the Closing is also subject to satisfaction of the following conditions precedent on the Closing Date:

(a)               original Note Documents (other than this Agreement, the Registration Rights Agreement and the Shares), each duly executed by Issuer and each Guarantor, as applicable;

(b)               a completed Perfection Certificate for Issuer and each Guarantor;

(c)               the Operating Documents and good standing certificates of Issuer and each Guarantor certified by the Secretary of State (or equivalent agency) of Issuer’s and such Guarantor’s jurisdiction of organization or formation and each jurisdiction in which Issuer and each Guarantor is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)              a certificate of Issuer executed by the Secretary of Issuer and each Guarantor with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Issuer or such Guarantor (which Certificate of Incorporation of Issuer shall be certified by the Secretary of State of the State of Delaware) and (ii) the resolutions adopted by the Board of Directors or the board of directors (or the functional equivalent thereof) of such Guarantor for the purpose of approving the transactions contemplated by the Note Documents;

(e)               certified copies, dated as of a date no earlier than the later of (x) thirty (30) days prior to the Effective Date and (y) the day after the filing of termination statements evidencing the repayment in full and release of liens with respect to Issuer’s existing Indebtedness described under Section 3.1(j) below, of financing statement searches, as the Purchasers shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Note Documents, will be terminated or released;

(f)                Issuer’s transfer agent shall have credited the Shares to the Purchasers’ or their respective designees’ balance accounts with the DTC through its Deposit/Withdrawal at Custodian system;

(g)               a duly executed legal opinion of counsel to Issuer dated as of the Closing Date;

(h)               an Approved Budget;

(i)                a duly executed cross receipt signed by the Issuer and the Purchasers, acknowledging that it has received the cash and/or securities it is to receive on the Closing Date pursuant to Section 2.2;

(j)                a payoff letter in form and substance satisfactory to the Purchasers evidencing the repayment in full and release of liens with respect to Issuer’s existing secured Indebtedness (other than Permitted Debt);

(k)               the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the purchase of Notes;

(l)                no Event of Default or an event that with the passage of time could result in an Event of Default, shall exist;

(m)              payment of the fees, Purchasers’ Expenses, Collateral Agent Expenses and Collateral Agent Fees then due as specified in Section 2.4 hereof (and Collateral Agent shall have received a fully executed copy of the Fee Letter);

(n)               cause the Purchasers and Collateral Agent to receive (i) evidence that all financing statements in the jurisdiction of organization of each of Issuer and each Guarantor that the Purchasers or Collateral Agent may deem reasonably necessary and (ii) each other document required by any Note Document or under any applicable Requirement of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Note Document, in proper form for filing, registration or recordation; and

(o)              Substantially simultaneously with the effectiveness of this Agreement, the Issuer shall have executed an amendment to the Second Lien Note Purchase and Exchange Agreement to (i) provide that no mandatory prepayment with respect to the Second Lien Notes shall be required until all mandatory prepayment obligations with respect to the First Lien Notes (and any refinancing thereof) have been satisfied or waived and the First Lien Notes have been redeemed in full or otherwise terminated, (ii) extend the Maturity Date (as defined in the Second Lien Note Purchase and Exchange Agreement) under the Second Lien Notes to the date that is 36 months after the Closing Date, and (iii) modify clause (1) in the Permitted Debt definition in the Second Lien Note Purchase and Exchange Agreement to increase the permitted amount Indebtedness that may be incurred under the Second Lien Facilities (as defined in the Second Lien Note Purchase and Exchange Agreement) basket to $65 million, shall have become effective and shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Purchasers.

3.4              Covenant to Deliver. Issuer agrees to deliver to the Purchasers each item required to be delivered to the Purchasers under this Agreement as a condition precedent to the purchase of Notes. Issuer expressly agrees that any purchase of Notes made prior to the receipt by any Purchaser of any such item shall not constitute a waiver by any Purchaser of Issuer’s obligation to deliver such item, and any such Note in the absence of a required item shall be made in each Purchaser’s sole discretion.

3.5              [Reserved].

3.6              Post-Closing Obligations. Notwithstanding any provision herein or in any other Note Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, Issuer shall, and shall cause each applicable Subsidiary to:

(a)               deliver to the Purchasers evidence satisfactory to the Purchasers that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties, no later than thirty (30) days after the Effective Date (or such later date as the Required Purchasers may agree);

(b)               deliver to Collateral Agent and the Purchasers a landlord’s consent executed in favor of Collateral Agent in respect of all of Issuer’s and each Subsidiaries’ leased locations where the Collateral at such location is valued (based on book value) in excess of One Hundred Thousand Dollars ($100,000.00) no later than thirty (30) days after the Effective Date (or such later date as the Required Purchasers may agree);

(c)               deliver to Collateral Agent and the Purchasers duly executed Control Agreements with respect to any Collateral Accounts maintained by Issuer or any of its Subsidiaries no later than thirty (30) days after the Effective Date (or such later date as the Required Purchasers may agree); and

(d)               no later than thirty (30) days after the Effective Date (or such later date as the Required Purchasers may agree) deliver to Collateral Agent original stock certificates and stock powers of Senseonics.

4.	CREATION OF SECURITY INTEREST

4.1              Grant of Security Interest. Each of Issuer and each Guarantor hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations and the Guaranteed Obligations, as applicable, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof.

If Issuer or any Guarantor shall acquire any commercial tort claim (as defined in the Code), Issuer or such Guarantor shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent and the Required Purchasers.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid or converted in full. Upon payment or conversion in full of the Obligations (other than inchoate indemnity obligations) and at such time as the Purchasers’ obligation to purchase the Notes has terminated, Collateral Agent shall (acting at the direction of the Required Purchasers), at the sole cost and expense of Issuer, release its Liens in the Collateral and all rights therein shall revert to Issuer and the Guarantors.

4.2              Authorization to File Financing Statements. Each of Issuer and the Guarantors hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Issuer or any Guarantor, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Note Documents. Notwithstanding anything herein to the contrary, Collateral Agent shall have no obligation to file any financing statements or take any other actions required to perfect Collateral Agent’s security interests in the Collateral unless expressly directed to do so in writing by the Required Purchasers.

5.	REPRESENTATIONS AND WARRANTIES

Issuer represents and warrants to Collateral Agent and the Purchasers as follows:

5.1              Due Organization, Authorization: Power and Authority. Issuer and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Issuer and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Issuer and each of its Subsidiaries has delivered to Collateral Agent and the Purchasers a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). For the avoidance of doubt, Collateral Agent and Purchasers agree that Issuer may from time to time update certain information in the Perfection Certificates after the Effective Date to the extent permitted by one or more specific provisions in this Agreement. Issuer represents and warrants that all the information set forth on the Perfection Certificates pertaining to Issuer and each of its Subsidiaries is accurate and complete, in all non-ministerial respects.

The execution, delivery and performance by Issuer and each Guarantor of the Note Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Issuer’s or such Guarantor’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Issuer or such Guarantor, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default or material breach under any Material Agreement by which Issuer, any of its Subsidiaries or any of their respective properties, is bound. Neither Issuer nor any of its Subsidiaries is in default or material breach under any Material Agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2              Collateral.

(a)               Issuer and each Guarantor have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Note Documents, free and clear of any and all Liens except Permitted Liens, and neither Issuer nor any Guarantor has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent and the Purchasers in connection herewith in respect of which Issuer or such Guarantor has given Collateral Agent and the Purchasers notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.

(b)               The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to involuntary Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.

(c)               On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of Five Hundred Thousand Dollars ($500,000.00).

(d)               All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e)               Issuer and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens and non-exclusive licenses for off-the-shelf software that is commercially available to the public. Except as noted on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), neither Issuer nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

(f)                None of Issuer or any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Issuer or used in any Issuer products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

(g)               Each employee and contractor of Issuer and its Subsidiaries involved in development or creation of any material Intellectual Property has assigned any and all inventions and ideas of such Person in and to such Intellectual Property to Issuer or such Subsidiary, except where failure to do so could not reasonably be expected to have a Material Adverse Change, in each case individually or in the aggregate.

(h)               No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Issuer or any of its Subsidiaries or exist to which Issuer or such Subsidiary is bound that adversely affect its rights to own or use any Intellectual Property except as could not be reasonably expected to result in a Material Adverse Change, in each case individually or in the aggregate.

5.3              Subsidiaries’ Equity Interests. All of the issued ownership interests of each of the Subsidiaries of Issuer are duly authorized and validly issued, fully paid, nonassessable, and directly owned by Issuer or its applicable Subsidiary and are free and clear of all Liens other than Permitted Liens and not subject to any preemptive rights, rights of first refusal, option, warrant, call, subscription, and similar rights, other than as required by law.

5.4              Litigation. Except as disclosed on the Perfection Certificate or with respect to which Issuer has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Issuer or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000.00).

5.5              No Broker’s Fees. None of Issuer nor any of its Subsidiaries are party to any contract, agreement or understanding with any Person that would give rise to a valid claim against them or the Purchasers for a brokerage commission, finder’s fee or like payment in connection with the Note Documents and the transactions contemplated thereby.

5.6              No Material Adverse Change; Financial Statements. All consolidated financial statements for Issuer and its consolidated Subsidiaries, delivered to the Purchasers fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Issuer and its consolidated Subsidiaries, and the consolidated results of operations of Issuer and its consolidated Subsidiaries as of and for the dates presented. Since December 31, 2019, there has not been a Material Adverse Change.

5.7              No General Solicitation. Neither Issuer nor any of its Subsidiaries or any of their affiliates (as defined in Rule 501(b) of Regulation D) or any person or entity acting on its or their behalf has engaged directly or indirectly in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D) in connection with the offering, issuance and sale of the Notes or Shares in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

5.8              Accredited Investors. Neither Issuer nor any of its Subsidiaries has offered or sold any of the Notes or Shares to any person or entity whom it reasonably believes is not an “accredited investor” (as defined in Rule 501(a) of Regulation D).

5.9              Solvency. Issuer is, and upon consummation of the transactions contemplated by the Note Documents will be, Solvent. Issuer and each of its Subsidiaries, when taken as a whole, is, and upon consummation of the transactions contemplated by the Note Documents will be, Solvent.

5.10           Exchange Act Compliance. All documents filed with the SEC by Issuer under the Exchange Act are hereinafter referred to herein as the “Exchange Act Reports”. The Exchange Act Reports, when they were or are filed with the SEC, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. The Exchange Act Reports did not, when filed with the SEC, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.11           Regulatory Compliance. Neither Issuer nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Issuer nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Issuer and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Issuer nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Issuer nor any of its Subsidiaries has violated any laws, order, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Issuer’s nor any of its Subsidiaries’ properties or assets has been used by Issuer or such Subsidiary or, to Issuer’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with material applicable laws. Issuer and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Issuer, any of its Subsidiaries, or any of Issuer’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law or Anti-Corruption Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Corruption Law, or (iii) is a Blocked Person. None of Issuer, any of its Subsidiaries, or to the Knowledge of Issuer and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.12           Investments. Neither Issuer nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.13           Tax Returns and Payments; Pension Contributions. Issuer and each of its Subsidiaries have timely filed all required tax returns and reports (or extensions thereof), and Issuer and each of its Subsidiaries, have timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Issuer and such Subsidiaries in a cumulative amount greater than One Hundred Thousand Dollars ($100,000), in all jurisdictions in which Issuer or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the next sentence. Issuer and each of its Subsidiaries, may defer payment of any contested Taxes, provided that Issuer or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, and provided further that such action would not involve, in the reasonable judgment of the Required Purchasers, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Neither Issuer nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Issuer’s or such Subsidiary’s, prior Tax years which could result in additional taxes in a cumulative amount greater than One Hundred Thousand Dollars ($100,000) becoming due and payable by Issuer or its Subsidiaries. Issuer and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Issuer nor any of its Subsidiaries has, withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Issuer or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.14           Full Disclosure. No written representation, warranty or other statement of Issuer or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Purchaser, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Issuer in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.15           Enforceability. The Note Documents (other than the Notes) have been duly authorized by Issuer and the Guarantors and, upon the consummation of the transactions contemplated by the Note Documents, shall constitute the legal, valid, and binding obligations of Issuer and the Guarantors, enforceable against Issuer and the Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, transfer, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.16           Valid Issuance of Shares, Notes and Guarantees.

(a)               The Shares (a) have been duly authorized by Issuer and, upon their issuance pursuant to this Agreement in accordance with Section 2.1, will be validly issued, fully paid and non-assessable, (b) will not, as of the Closing Date, be subject to any preemptive, participation, rights of first refusal or other similar rights, and (c) assuming the accuracy of each Purchaser’s representations and warranties hereunder, (i) will be issued exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, (ii) will, as of the Closing Date, be free of any restrictions on resale by such Purchaser pursuant to Rule 144 promulgated under the Securities Act, and (iii) will be issued in compliance with all applicable state and federal laws concerning the issuance of the Shares.

(b)               The Notes have been duly authorized by Issuer and the Guarantors and, when issued against payment of the Purchase Price in accordance with Section 2.2, will be validly issued and will constitute legal, valid and binding obligations of Issuer and the Guarantors, enforceable against Issuer and the Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The shares of Common Stock issuable upon conversion of the Notes have been duly and validly authorized and reserved by Issuer (to the extent required to be converted under the terms hereof) and, when issued upon conversion in accordance with this Agreement and the Notes, will be validly issued, fully paid and non-assessable, and the issuance of any such Shares shall not be subject to any preemptive or similar rights.

(c)               The Guarantees provided to this Agreement have been duly authorized by the Guarantors and, when issued against payment of the Purchase Price in accordance with Section 2.2, will be validly issued and will constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.	AFFIRMATIVE COVENANTS

So long as any Obligations (other than inchoate indemnification obligations) remain outstanding, Issuer shall, and shall cause each of the Subsidiaries to, do all of the following:

6.1              Government Compliance.

(a)               Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Issuer or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)               Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Issuer and its Subsidiaries of their respective businesses and obligations under the Note Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.

6.2              Financial Statements, Reports, Certificates; Notices.

(a)               Deliver to each Purchaser:

(i)              as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated balance sheet, income statement and cash flow statement, subject to year-end adjustments and the absence of footnotes, covering the consolidated operations of Issuer and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Required Purchasers;

(ii)             as soon as available, but no later than forty-five (45) days after the last day of each of Issuer’s first three fiscal quarters, a company prepared consolidated and, if prepared by Issuer, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Issuer and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Required Purchasers;

(iii)            as soon as available, but no later than ninety (90) days after the last day of Issuer’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Issuer and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on financial statements from an independent certified public accounting firm reasonably acceptable to the Required Purchasers (it being understood that any accounting firm of national standing is reasonably acceptable to the Required Purchasers);

(iv)            as soon as available, the sales forecast set for each fiscal year prepared by the Joint Marketing Committee based on the patient forecast agreed by the Joint Marketing Committee for such year, pursuant to Section 2.4(h) of the Collaboration Agreement;

(v)             within five (5) days of delivery, copies of all non-ministerial material statements, reports and notices made available generally to Issuer’s security holders or holders of the Existing Notes (other than materials provided to members of the Board of Directors solely in their capacities as security holder); provided, however, the foregoing may be subject to such exclusions and redactions as Issuer deems reasonably necessary, in the exercise of its good faith judgment, in order to (i) preserve the confidentiality of highly sensitive information, (ii) prevent impairment of the attorney client privilege or (iii) conflict of interest with Purchasers for new financing;

(vi)            within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC;

(vii)           [reserved];

(viii)          [reserved];

(ix)             prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Issuer’s business or that otherwise could reasonably be expected to have a Material Adverse Change;

(x)              prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(xi)             written notice delivered at least ten (10) days’ prior to Issuer’s creation of a New Subsidiary in accordance with the terms of Section 6.10);

(xii)            written notice delivered at least twenty (20) days’ prior to Issuer’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of Issuer or any of its Subsidiaries or are contract manufacturing sites), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(xiii)           upon Issuer becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Issuer’s proposal regarding how to cure such Event of Default or event;

(xiv)          immediate notice if Issuer or such Subsidiary has Knowledge that Issuer, or any Subsidiary or Affiliate of Issuer, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xv)           notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Issuer or any Guarantor, in each case in an amount greater than Five Hundred Thousand Dollars ($500,000.00) and of the general details thereof;

(xvi)          if Issuer or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

(xvii)         an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement; provided that delivery of such updated Perfection Certificate shall only be required once every six (6) months, starting with the month ending December 31, 2020; and

(xviii)        other information as reasonably requested by any Purchaser.

Notwithstanding the foregoing, (x) the financial statements required to be delivered pursuant to clauses (ii) and (iii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Issuer posts such documents, or provides a link thereto, on Issuer’s website on the internet at Issuer’s website address and (y) a Purchaser may designate an entity to receive information provided under this Section 6.2(a) (other than any information filed with the SEC).

(b)               No later than forty-five (45) days after the last day of each month, deliver to each Purchaser:

(i)               a duly completed Compliance Certificate signed by a Responsible Officer;

(ii)             written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.11 hereof;

(iii)            prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against Issuer or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Issuer or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000.00).

(c)               Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Issuer shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Issuer, Collateral Agent or any Purchaser, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3              Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Issuer, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Issuer’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date. Issuer must promptly notify the Purchasers of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000.00) individually or in the aggregate in any calendar year.

6.4              Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file (or obtain timely extensions therefor), all required tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Issuer or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.13 hereof; deliver to the Purchasers, on demand, appropriate certificates attesting to such payments; and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5              Insurance. Keep Issuer’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Issuer’s and its Subsidiaries’ industry and location and as the Required Purchasers may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Purchasers. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent (for the ratable benefit of the Secured Parties) as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. Subject to Section 3.6, Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Purchasers, that it will give the Collateral Agent thirty (30) (ten (10) days for nonpayment of premium) days prior written notice before any such policy or policies shall be canceled. At the request of the Required Purchasers, Issuer shall deliver to the Purchasers certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at the option of the Required Purchasers, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. If Issuer or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent may make (but has no obligation to do so), at Issuer’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent deems prudent.

6.6              Collateral Accounts.

(a)               Maintain Issuer’s and Guarantors’ Collateral Accounts at depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent (for the ratable benefit of the Secured Parties) with respect to such Collateral Accounts. The provisions of the previous sentence shall not apply to Excluded Accounts.

(b)               Subject to Section 6.6(a), Issuer shall provide the Purchasers and Collateral Agent ten (10) days’ prior written notice before Issuer or any Guarantor establishes any Collateral Account. In addition, for each Collateral Account that Issuer or any Guarantor, at any time maintains, Issuer or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to Excluded Accounts.

(c)               Neither Issuer nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.

6.7              Protection of Intellectual Property Rights. Issuer and each of its Subsidiaries shall use commercially reasonable efforts to: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise the Purchasers in writing of material infringement by a third party of its respective Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without the prior written consent of the Required Purchasers.

6.8              Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Purchasers, without expense to Collateral Agent or the Purchasers, Issuer and each of Issuer’s officers, employees and agents and Issuer’s Books, to the extent that Collateral Agent or any Purchaser may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Purchaser with respect to any Collateral or relating to Issuer.

6.9              Landlord Waivers; Bailee Waivers. In the event that Issuer or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses but excluding contract manufacturing sites, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate, at the election of the Required Purchasers, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to the Required Purchasers prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10            Creation/Acquisition of Subsidiaries. In the event any Issuer or any Subsidiary of any Issuer creates or acquires any Subsidiary after the Effective Date that is not an Excluded Subsidiary, Issuer or such Subsidiary shall promptly notify the Purchasers of such creation or acquisition, and Issuer or such Subsidiary shall take all actions reasonably requested by the Purchasers to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary, if such New Subsidiary is organized under the laws of the United States, to become a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent (for the ratable benefit of the Secured Parties) a perfected security interest in (x) one hundred percent (100%) of the stock, units or other evidence of ownership held by Issuer or its Subsidiaries of any such New Subsidiary which is organized under the laws of the United States, and (y) no more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding equity interests, membership units, or other securities owned by Issuer or any Guarantor of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, if adverse tax consequences would result from the pledge of one hundred percent (100%) of such equity interests (provided that the Collateral shall include one hundred percent (100%) of the issued and outstanding non-voting equity interests of such Foreign Subsidiary); provided, that any Person who guarantees any Indebtedness incurred by Issuer pursuant to (i) the Existing Notes or (ii) any Junior Indebtedness (or, in the case of each of the preceding clauses (i) and (ii), any Permitted Refinancing Indebtedness thereof) shall be required to become a Guarantor hereunder.

6.11            Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Purchaser reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

6.12            Approved Budget.

(a)               The use of the proceeds under the Notes under shall be limited in accordance with the Approved Budget (subject to variances applied on an aggregate basis and permitted under Section 6.12(b) and subject to the receipt of any Cure Amounts pursuant to Section 6.13). The Approved Budget will be updated (as mutually agreed between the Issuer and the Required Purchasers (acting reasonably)) to reflect any increase in disbursements as a result of a corresponding increase in Revenue that is in excess of the projected Revenue described in the prior Approved Budget and may be further updated, modified or supplemented by Issuer from time to time with the consent of the Required Purchasers and no such updated, modified or supplemented budget shall be effective until so approved and once so approved shall be deemed an Approved Budget.

(b)               Commencing with the first full calendar month following the Effective Date and for each calendar month thereafter subject to an Approved Budget being in effect, the Issuer shall not permit (i) the Actual Disbursement Amount, measured on a cumulative basis, for any calendar month, to exceed one hundred eighty percent (180%) of the Budgeted Disbursement Amount, measured on a cumulative basis, for any such calendar month and (ii) the Actual Disbursement Amount, measured on a cumulative basis, for any two consecutive calendar months, to exceed one hundred fifty (150%) of the Budgeted Disbursement Amount, measured on a cumulative basis, for any such period of two (2) consecutive calendar months.

(c)               Within thirty (30) days after the end of any calendar month (other than the last month of any fiscal quarter) subject to an Approved Budget being in effect, the Issuer shall deliver to the Purchasers a monthly budget compliance certificate for the prior calendar month and prior two calendar month period (if applicable) acceptable to the Purchasers, and such monthly budget compliance certificate shall include such detail as is reasonably satisfactory to the Purchasers, signed by a Responsible Officer of Issuer certifying that Issuer is in compliance with the covenants contained in Section 6.12(b) above; provided that a Purchaser may designate an entity to receive information provided under this Section 6.12(c) (other than any information filed with the SEC).

(d)               For purposes hereof, unless the Issuer otherwise agrees in writing, an Approved Budget shall cease to be in effect upon the earlier of (i) December 31, 2021, and (ii) the consummation of a Successful Capital Raise.

6.13          Cure Right. Notwithstanding anything to the contrary contained in this Section 8, in the event that the Issuer fails to comply with the covenant contained in Section 6.12(b) (the “Approved Budget Covenant”) with respect to any calendar month or any two calendar month period, the Issuer shall have the right, within sixty (60) days of the applicable month or two calendar month period to issue additional shares of Qualified Capital Stock in exchange for cash (the “Equity Cure Right”), in an amount equal to (x) two (2) multiplied by (y) the Actual Disbursement Amount less the Maximum Disbursement Amount for such month (the “Cure Amount”). Upon the receipt by the Issuer of the Cure Amount pursuant to the exercise of such Equity Cure Right, such Cure Amount shall be deemed to reduce the Actual Disbursement Amount for the applicable calendar month or two calendar month period and the Approved Budget Covenant shall be recalculated for all purposes under the Note Documents. If, after giving effect to the foregoing recalculation, the Issuer shall then be in compliance with the requirements of the Approved Budget Covenant, the Issuer shall be deemed to have satisfied the requirements of the Approved Budget Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Approved Budget Covenant that had occurred, the related Default and Event of Default, shall be deemed cured without any further action of the Issuer, Collateral Agent or any Purchaser for all purposes under the Note Documents. Upon receipt by the Purchasers of notice from the Issuer that they intend to exercise the Equity Cure Right with respect to any calendar month or two calendar month period, then so long as no other Event of Default has occurred and is continuing and solely with respect to the Issuer’s exercise of the Equity Cure Right, until the 60th day following the applicable calendar month or two calendar month period to which such notice relates, the Purchasers shall not, and shall not direct Collateral Agent to, exercise any remedies pursuant to Section 9 or otherwise solely on the basis of any Event of Default having occurred and being continuing under the Approved Budget Covenant.

7.	NEGATIVE COVENANTS

So long as any Obligations (other than inchoate indemnification obligations) remain outstanding, Issuer shall not, and shall not permit any of the Subsidiaries to, do any of the following without the prior written consent of the Required Purchasers:

7.1              Dispositions. Effect any Transfer, except for (i) Transfers that do not constitute Asset Sales or (ii) Transfers, the proceeds of which are reinvested or applied as set forth in Section 2.2(c); provided that in the case of any Transfers pursuant to this clause (ii), (A) Issuer or such Subsidiary receives consideration at the time of such Transfer at least equal to the Fair Market Value of the asset subject to such Asset Sale, (B) at least 75% of the consideration paid to Issuer or such Subsidiary in connection with such Transfer is, or will be when paid (in the case of milestones, royalties and other deferred payment obligations), in the form of cash or Cash Equivalents, and (C) the aggregate Transfers in each fiscal year shall not exceed Five Hundred Thousand Dollars ($500,000) per fiscal year. For the purposes of clause (ii) above, the amount (without duplication) of any Indebtedness (other than subordinated Indebtedness) of Issuer or such Subsidiary that is expressly assumed by the transferee in such Transfer and with respect to which Issuer or such Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness shall be deemed cash.

7.2              Changes in Business or Business Locations. (a) Engage in or permit any of the Subsidiaries to engage in any business other than the Permitted Business, (b) liquidate or dissolve. Issuer shall not, and shall not permit any of the Subsidiaries to, without at least thirty (30) days’ prior written notice to the Purchasers and Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of Issuer or any of its Subsidiaries, as applicable or are contract manufacturing sites); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization and (c) at any time on or prior to December 31, 2021, permit any Key Person to cease being employed as an executive officer of Issuer, unless written notice thereof is provided to the Purchasers or Ascensia or disclosure thereof is otherwise made by the Issuer in its filings with the SEC, in each case, within ten (10) Business Days of such cessation.

7.3              Mergers or Acquisitions. Merge or consolidate, or permit any of the Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person (other than pursuant to Permitted Investments, a Transfer permitted under Section 7.1 or as otherwise permitted pursuant to Section 7.7); provided that a Subsidiary may merge or consolidate into another Subsidiary (provided that in the case of a merger or consolidation of a Guarantor, the surviving Person has provided a secured Guaranty of Issuer’s Obligations hereunder in accordance with Section 6.10) or with (or into) Issuer provided Issuer is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4              Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)               Create, incur, issue, assume, enter into a guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Issuer shall not issue any Disqualified Stock and shall not permit any of the Subsidiaries to, without the prior written consent of the Required Purchasers, issue any shares of preferred stock or preferred interests.

(b)               Notwithstanding anything to contrary herein, Section 7.4(a) above will not prohibit the incurrence of any Permitted Debt.

(c)               [Reserved].

(d)               The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 7.4. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or first committed, in the case of revolving Indebtedness. Notwithstanding anything to the contrary in this Section 7.4, the maximum amount of Indebtedness that Issuer or any Subsidiary may incur pursuant to this Section 7.4 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e)               The amount of any Indebtedness outstanding as of any date will be (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (a) the Fair Market Value of such assets at the date of determination and (b) the amount of the Indebtedness of the other Person.

7.5              Encumbrance. Issuer shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

7.6              Maintenance of Collateral Accounts. With respect to Issuer or any Guarantor, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7              Restricted Payments.

(a)               Effect a Restricted Payment;

(b)               Notwithstanding anything to the contrary therein, Section 7.7(a) will not prohibit:

(i)               the payment of any dividend or distribution on account of Capital Stock or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Capital Stock, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Section 7.7;

(ii)              the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Junior Indebtedness (including, for the avoidance of doubt, the Existing Notes) or Disqualified Stock of Issuer or any Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness, which incurrence occurs substantially concurrently with such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value; provided that any such Permitted Refinancing Indebtedness in respect of Existing Notes shall not have a Stated Maturity prior to the date that is 91 days after the Maturity Date;

(iii)            so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Issuer or any Subsidiary of Issuer held by any current or former officer, director, employee or consultant of Issuer or any Subsidiary or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, phantom stock plan or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed $100,000 in any twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(1)               the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of Issuer to officers, directors, employees or consultants of Issuer, of any of its Subsidiaries or of any of its direct or indirect parent companies that occurs after the Effective Date to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the making of Restricted Payments pursuant to this Section 7.7; plus

(2)               the cash proceeds of key man life insurance policies received by Issuer or any Subsidiary after the Effective Date; and, in addition, cancellation of Indebtedness owing to Issuer or any Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of Issuer or any Subsidiary in connection with a repurchase of Capital Stock of Issuer or any Subsidiary from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.7 or any other provisions of this Agreement;

(iv)             the purchase, redemption or other acquisition or retirement for value of Capital Stock (x) deemed to occur upon the exercise or conversion of stock options, warrants, convertible notes or similar rights to acquire Capital Stock to the extent that such Capital Stock represent all or a portion of the exercise, exchange or conversion price of those stock options, phantom stock, warrants, convertible notes or similar rights, or (y) made in lieu of payment of withholding taxes in connection with the vesting of Capital Stock or any exercise or exchange of stock options, phantom stock, warrants, convertible notes or similar rights to acquire such Capital Stock;

(v)              [reserved];

(vi)             the making of any Restricted Payment in exchange for Capital Stock (other than Disqualified Stock) of Issuer;

(vii)            the conversion into Capital Stock (other than Disqualified Stock) of Issuer (and any cash payments in lieu of fractional shares) of the Second Lien Notes, the Existing Notes or any Permitted Refinancing Indebtedness in accordance with the terms of the Second Lien Documents, the 2018 Indenture, the 2019 Indenture or other instrument pursuant to which such Indebtedness was issued, as applicable;

(viii)           cash payments in lieu of the issuance of fractional shares;

(ix)              [reserved];

(x)               so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate since the Effective Date, plus if any such Restricted Payment under this clause (x) was used to make an Investment, the cash return of capital with respect to such Investment (less the cost of disposition, if any);

(xi)             payments or distributions to dissenting stockholders or equityholders pursuant to applicable law and any earn-outs, purchase price adjustments and other deferred consideration payable to the holders of the acquired entity in connection with any merger or consolidation of any Person permitted pursuant to Section 7.3;

(xii)           the purchase of any Permitted Bond Hedge Transaction and the settlement or termination of any Permitted Equity Derivatives;

(xiii)           so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, repurchases of Existing Notes for cash, or repayments of any Existing Notes, using 100% of the aggregate net cash proceeds received by Issuer from the substantially concurrent issue or sale (other than to a Subsidiary of Issuer) of convertible or exchangeable Disqualified Stock of Issuer or convertible or exchangeable debt securities of Issuer which, in either case, constitute Permitted Refinancing Indebtedness with respect to the Existing Notes; and

(xiv)           prepayments of unsecured loans under the Paycheck Protection Program.

(c)               The amount of all Restricted Payments (other than cash), including for purposes of clauses (i) through (xiv) above, will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Issuer or the relevant Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 7.7 will be determined by Issuer or, if such Fair Market Value is in excess of $5.0 million, by Board of Directors, whose resolution with respect thereto will be delivered to the Purchasers.

(d)               For purposes of this to Section 7.7, the Existing Notes will be deemed not to be Capital Stock.

7.8              [Reserved].

7.9              Transactions with Affiliates.

(a)               Complete an Affiliate Transaction.

(b)               The following will be deemed not to be Affiliate Transactions and, therefore, will not be subject to this Section 7.9:

(i)              any employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by Issuer or any of the Subsidiaries in the ordinary course of business and approved by the Board of Directors;

(ii)              transactions between or among Issuer and the Subsidiaries;

(iii)             transactions with a Person that is an Affiliate of Issuer solely because Issuer owns any Capital Stock in such Person;

(iv)             the payment of reasonable directors’ fees or expenses, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law, in each case in the ordinary course of business;

(v)               sales of Capital Stock of Issuer to Affiliates of Issuer and the granting and performance of registration rights;

(vi)             transactions pursuant to agreements in effect on the Effective Date;

(vii)            transactions in respect of the distribution agreement, dated as of May 24, 2016, by and among Issuer, Roche Diagnostics International AG and Roche Diabetes Care GmbH (together with any amendments, modifications, extensions or replacements thereof);

(viii)           Permitted Investments and Restricted Payments as permitted pursuant to Section 7.7;

(ix)             any repurchases, redemptions or other retirements for value by Issuer or any of the Subsidiaries of Indebtedness of any class held by any Affiliate of Issuer, so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally, and Affiliates have an economic interest in no more than fifty percent (50%) of the aggregate principal amount of such class of Indebtedness;

(x)               purchases and sales of raw materials or inventory in the ordinary course of business on market terms;

(xi)             the entering into of a tax sharing agreement, or payments pursuant thereto, between Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which Issuer or such Subsidiaries are required to file a consolidated tax return or with which Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by Issuer and the Subsidiaries are not in excess of, and which are made in order to satisfy, the tax liabilities that would have been payable by them on a stand-alone basis unless expressly permitted under the definition of “Restricted Payments”; and

(xii)             transactions in respect of the Collaboration Agreement.

7.10          Dividend and Other Payment Restrictions Affecting Subsidiaries. Create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Issuer or any of the Subsidiaries; (ii) make loans or advances to Issuer or any of the Subsidiaries; or (iii) sell, lease or transfer any of its properties or assets to Issuer or any of the Subsidiaries.

(a)               The restrictions in this Section 7.10(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i)                 this Agreement, the Second Lien Facilities and any other Indebtedness (and other related obligations) incurred pursuant to clauses (1) and/or (7) of the definition of “Permitted Debt”;

(ii)              applicable law, rule, regulation, order, approval, license or permit or similar restriction;

(iii)            restrictions existing on the Effective Date and any amendments or modifications thereof that do not materially expand the scope of any such restrictions;

(iv)             any instrument governing Indebtedness or Capital Stock of a Person acquired by Issuer or any Subsidiaries as in effect at the time of such acquisition, except to the extent incurred in contemplation thereof;

(v)               customary non-assignment provisions in contracts, leases, licenses and other commercial or trade agreements otherwise not prohibited under this Agreement;

(vi)             Capital Lease Obligations, any agreement governing purchase money obligations, security agreements or mortgages securing Indebtedness of Issuer or a Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such Capital Lease Obligations, purchase money obligations, security agreements or mortgages;

(vii)          any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(viii)        Permitted Refinancing Indebtedness with encumbrances or restrictions then contained in Indebtedness being refinanced that are not materially more restrictive, taken as a whole (as reasonably determined by Issuer), than those contained in the agreements governing the Indebtedness being refinanced;

(ix)             other permitted Indebtedness of Issuer and Subsidiaries with terms that are customary and not materially more restrictive than terms of other Indebtedness of Issuer or any Subsidiaries;

(x)               Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi)             provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements relating to investments in a Permitted Business and other similar agreements entered into in the ordinary course of business;

(xii)          restrictions on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts into in the ordinary course of business;

(xiii)        any encumbrance or restriction arising in the ordinary course of business, not relating to any Indebtedness, that does not, individually or in the aggregate, materially detract from the value of the property of Issuer and Subsidiaries, taken as a whole, or adversely affect Issuer’s ability to make principal and interest payments under this Agreement, in each case, as determined in good faith by Issuer; and

(xiv)         any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement or arrangement referred to in clauses (i) through (xiii) of this Section 7.10(a); provided, however, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not materially more restrictive, as reasonably determined by Issuer, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(b)               For purposes of determining compliance with this Section 7.10, the subordination of loans or advances made to Issuer or a Subsidiary to other Indebtedness incurred by Issuer or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.11          Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the issuance of Notes for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Issuer or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12          Compliance with Anti-Terrorism Laws. (a) Enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists, (b) offer, pay, promise to pay, or authorize the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (c) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (d) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (e) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13          [Reserved].

7.14          Limitation on Issuance of Capital Stock. No Guarantor may issue any Capital Stock of such Guarantor (including by way of sales of treasury stock or the issuance of any debt security that is convertible into, or exchangeable for, Capital Stock of such Guarantor) to any Person other than (i) to Issuer or any other Guarantor, (ii) in connection with the transfer of all of the Capital Stock of such Guarantor otherwise permitted under this Agreement, or (iii) the issuance of director’s qualifying shares or other nominal shares required by law to be held by a Person other than Issuer or a Guarantor.

7.15          Financial Covenants.

(a)               Minimum Liquidity. Permit, at any time, based on the amount calculated at the end of the prior month, Qualified Cash to be less than (x) $3.0 million if there is an Approved Budget in effect or (y) $5.0 million if there is no Approved Budget in effect.

(b)               Minimum Revenue. Commencing with the fiscal year commencing April 1, 2022, permit (x) the Revenue for each fiscal year (which shall be defined as Ascensia’s fiscal year, running from April 1 to March 30) to be lower than (y) 75% of the portion of net revenues that would be payable to Issuer and its Subsidiaries pursuant to (i) the Collaboration Agreement, assuming the achievement of aggregate revenue anticipated by the Joint Marketing Committee based on the patient forecast agreed to by the Joint Marketing Committee for such year, or (ii) if less, the Ascensia Base Case revenue (as defined in the Collaboration Agreement); provide that, for the avoidance of doubt, such net revenues described in clause (y) above shall reflect any applicable true-ups, set-offs, deductions and other adjustments so that it is calculated on a like-for-like basis with the net revenue actually dispersed to Issuer and its Subsidiaries pursuant to the Collaboration Agreement); provided, further, that if Ascensia has breached any material obligations with respect to marketing, sales and promotion under the Collaboration Agreement, including any obligation under Section 2.4(h) thereof, the foregoing 75% threshold set forth in clause (y) above shall immediately be reduced to 50% on the date of such breach without any action by Issuer.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1              Payment Default. Issuer fails to (a) make any payment of principal or interest on the Notes on its due date, (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof), or (c) comply with its obligation to convert a Note in accordance with Section 2 upon the exercise of the conversion right with respect thereto;

8.2              Covenant Default.

(a)               Issuer or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes; Pensions), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or Issuer violates any provision in Section 7 (other than Section 7.15);

(b)               Issuer fails or neglects to perform, keep, or observe the covenants in (i) Section 6.12 (but subject to the provisions in Section 6.13) or Section 7.15(a), or (ii) Section 7.15(b); or

(c)               Issuer, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Note Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Issuer or such Subsidiary, as applicable, be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Issuer shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Notes shall be made during such cure period);

8.3              Material Adverse Change. A Material Adverse Change has occurred;

8.4              Attachment; Levy; Restraint on Business.

(a)               (i) The service of process seeking to attach, by trustee or similar process, any funds of Issuer or any of its Subsidiaries or of any entity under control of Issuer or its Subsidiaries on deposit with any institution at which Issuer or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment (other than a Permitted Lien) is filed against Issuer or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b)               (i) any material portion of Issuer’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Issuer or any of its Subsidiaries from conducting any material part of its business;

8.5              Insolvency. (a) Issuer or any of its Subsidiaries is or becomes Insolvent; (b) Issuer or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Issuer or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Notes shall be extended while Issuer or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6              Other Agreements. There is any (a) default and such default continues (after the applicable grace, cure or notice period) in any agreement to which Issuer or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000.00) or that could reasonably be expected to have a Material Adverse Change; for the avoidance of doubt, (x), the exchange, repurchase, conversion or settlement with respect to any Existing Notes, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms that does not result from a default thereunder or an event of the type that constitutes an Event of Default or (y) any early payment requirement or unwinding or termination with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither Issuer nor any of its Affiliates is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, shall not constitute an Event of Default under this Section 8.6;

8.7              Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Issuer or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof;

8.8              Misrepresentations. Issuer or any of its Subsidiaries or any Person acting for Issuer or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Note Document or in any writing delivered to Collateral Agent and/or the Purchasers or to induce Collateral Agent and/or the Purchasers to enter this Agreement or any Note Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9              Change in Control. The occurrence of a Change in Control.

8.10          Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement; (b) any Guarantor does not perform any obligation or covenant under any Guaranty, after any applicable grace or cure period; (c) any circumstance described in Section 8 occurs with respect to any Guarantor, beyond any applicable grace or cure period; or (d) a Material Adverse Change with respect to any Guarantor;

8.11          Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Issuer or any of its Subsidiaries that causes Issuer or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products material to its business, even if such action is based on previously disclosed conduct; (ii) the FDA issues a warning letter to Issuer or any of its Subsidiaries with respect to any of its activities or products which results in a Material Adverse Change; (iii) Issuer or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Issuer or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000.00) or more; (iv) Issuer or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Five Hundred Thousand Dollars ($500,000.00) or more that is unsatisfied, or a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA revokes any authorization or permission granted under any Registration, or Issuer or any of its Subsidiaries withdraws any Registration, that causes a Material Adverse Change.

8.12          Lien Priority. Except as the result of the action or inaction of the Collateral Agent or the Purchasers, any Lien created hereunder or by any other Note Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law or that are permitted to have priority pursuant to this Agreement.

9.	RIGHTS AND REMEDIES

9.1              Rights and Remedies.

(a)               Upon the occurrence and during the continuance of:

(i)                 an Event of Default (other than an Event of Default under Section 8.2(b)), the Required Purchasers may, without notice or demand, do any or all of the following: (x) deliver notice of the Event of Default to Issuer, or (y) by notice to Issuer declaring all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by the Purchasers); or

(ii)              (A) an Event of Default under Section 8.2(b)(i), the Required Purchasers may, without notice or demand: (x) deliver notice of the Event of Default to Issuer, and (y) after the date that is thirty (30) days after delivery of the notice of such Event of Default pursuant to the foregoing clause (x), by notice to Issuer declare all Obligations immediately due and payable, provided that such thirty (30) day period shall not apply to the extent a majority of the Notes cease to be held by PHC Holdings or its Affiliates, and (B) an Event of Default under Section 8.2(b)(ii), the Required Purchasers may, without notice or demand, (x) deliver notice of the Event of Default to Issuer whereupon Issuer may terminate Ascensia’s exclusivity in the Territory (as defined in the Collaboration Agreement) or any part thereof in the Collaboration Agreement, and (y) after the date that is three months after the delivery of the notice of such Event of Default, by notice to Issuer declare all Obligations immediately due and payable.

(b)               Without limiting the rights of the Purchasers set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, the Required Purchasers may, without notice or demand, do any or all of the following:

(i)                 direct Collateral Agent to foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii)              direct Collateral Agent to make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;

(iii)            direct Collateral Agent to apply to the Obligations any (A) balances and deposits of Issuer that Collateral Agent or any Purchaser holds or controls, (B) any amount held or controlled by Collateral Agent or any Purchaser owing to or for the credit or the account of Issuer, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or

(iv)             commence and prosecute an Insolvency Proceeding or consent to Issuer commencing any Insolvency Proceeding.

(c)               Without limiting the rights of Collateral Agent and the Purchasers set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right to, at the written direction of the Required Purchasers, without notice or demand, to do any or all of the following:

(i)                 settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Issuer money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii)              make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Issuer shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Issuer grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii)            ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Issuer’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Issuer’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Purchasers;

(iv)             place a “hold” on any Collateral Account maintained with Collateral Agent or any Purchaser or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v)               demand and receive possession of Issuer’s Books;

(vi)             appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Issuer or any of its Subsidiaries; and

(vii)          subject to clauses (a) and (b) of this Section 9.1, exercise all rights and remedies available to Collateral Agent and each Purchaser under the Note Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right (but not the obligation) to exercise any and all remedies referenced in this Section 9.1 without the written direction of Required Purchasers following the occurrence of an Exigent Circumstance.

9.2              Power of Attorney. Issuer hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Issuer’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Issuer’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Issuer directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Issuer’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits (including by filing assignment agreements with the United States Patent and Trademark Office, United States Copyright Office or equivalent in any jurisdiction outside of the United States); and (g) in the case of any Intellectual Property, execute, deliver and have recorded any document that the Collateral Agent may request to evidence, effect, publicize or record the Collateral Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of Issuer relating thereto or represented thereby. Issuer hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Issuer’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Purchasers are under no further obligation to purchase Notes hereunder. Collateral Agent’s foregoing appointment as Issuer’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Purchasers’ obligation to purchase the Notes terminates.

9.3              Protective Payments. If Issuer or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Issuer or any of its Subsidiaries is obligated to pay under this Agreement or any other Note Document, Collateral Agent may (but shall not be obligated to) obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Purchasers’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Issuer with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4              Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Issuer irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent or the Purchasers from or on behalf of Issuer or any of its Subsidiaries of all or any part of the Obligations, and, as between Issuer on the one hand and Collateral Agent and Purchasers on the other, Collateral Agent and the Purchasers shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent or the Purchasers may deem advisable notwithstanding any previous application by Collateral Agent or the Purchasers, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied by the Collateral Agent: first, to the Collateral Agent Expenses and Collateral Agent Fees; second, to the Purchasers’ Expenses; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth, to any other Obligations owing to Collateral Agent or any Purchaser under the Note Documents. Any balance remaining shall be delivered to Issuer or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Purchasers of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Purchasers’ Pro Rata Shares unless expressly provided otherwise. Each Purchaser, shall promptly remit to the other Purchasers such sums as may be necessary to ensure the ratable repayment of each Purchaser’s Pro Rata Share of the Notes and the ratable distribution of interest, fees and reimbursements paid or made by Issuer. Notwithstanding the foregoing, a Purchaser receiving a scheduled payment shall not be responsible for determining whether the other Purchasers also received their scheduled payment on such date; provided, however, if it is later determined that a Purchaser received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Purchaser shall remit to other the Purchasers such sums as may be necessary to ensure the ratable payment of such scheduled payments. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Purchaser in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Purchaser’s Pro Rata Share shall be received and held by such Purchaser in trust for and shall be promptly paid over to the other Purchasers (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Purchasers’ claims. To the extent any payment for the account of Issuer is required to be returned as a voidable transfer or otherwise, the Purchasers shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Purchaser shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5              Liability for Collateral. So long as Collateral Agent and the Purchasers comply with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Purchasers, Collateral Agent and the Purchasers shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Issuer bears all risk of loss, damage or destruction of the Collateral.

9.6              No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Purchaser, at any time or times, to require strict performance by Issuer of any provision of this Agreement or by Issuer or any other Note Document shall not waive, affect, or diminish any right of Collateral Agent or any Purchaser thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Purchasers and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Purchasers under this Agreement and the other Note Documents are cumulative. Collateral Agent and the Purchasers have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Purchaser of one right or remedy is not an election, and any Purchaser’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Purchaser’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7              Demand Waiver. Issuer waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Purchaser on which Issuer or any Subsidiary is liable.

9.8              Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent (at the direction of the Required Purchasers) to exercise the rights and remedies under this Section 9 after the occurrence and during the continuance of an Event of Default as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), Issuer hereby (a) grants to the Collateral Agent, for the ratable benefit of the other Secured Parties, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to Issuer (or applicable grantor)) (“Collateral Agent License”), including in such license the right to use, license, sublicense or practice any Intellectual Property now owned or hereafter acquired by Issuer (or any applicable grantor), and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof, provided that with respect to any licenses held by Issuer, such Collateral Agent License shall only be granted to the extent such assignment or grant is permitted under the terms of such license and if such assignment or grant is not permitted under the term of such license Issuer will or will cause the applicable guarantor to cooperate with Collateral Agent and the other Secured Parties to receive the benefits of such Collateral Agent License to the maximum extent possible and (b) irrevocably agrees that the Collateral Agent may sell any of such Issuer’s Inventory directly to any person, including without limitation persons who have previously purchased Issuer’s Inventory from Issuer and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to Issuer and any Inventory that is covered by any Copyright owned by or licensed to Issuer and the Collateral Agent may (but shall have no obligation to) finish any work in process and affix any Trademark owned by or licensed to Issuer (or any applicable grantor) and sell such Inventory as provided herein.

9.9              Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Purchaser is hereby authorized at any time or from time to time upon the direction of the Required Purchasers, without notice to Issuer or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Issuer (regardless of whether such balances are then due to Issuer) and any other properties or assets at any time held or owing by that Purchaser or that holder to or for the credit or for the account of Issuer against and on account of any of the Obligations that are not paid when due. Any Purchaser exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Purchasers or holders shall sell) such participations in each such other Purchaser’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Purchaser to share the amount so offset or otherwise received with each other Purchaser or holder in accordance with their respective Pro Rata Shares of the Obligations. Issuer agrees, to the fullest extent permitted by law, that (a) any Purchaser may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Purchaser so purchasing a participation in the Notes made or other Obligations held by other Purchasers or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Purchaser or holder were a direct holder of the Notes and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Purchaser that has exercised the right of offset, the purchase of participations by that Purchaser shall be rescinded and the purchase price restored without interest.

10.	NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Note Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Purchaser or Issuer may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Issuer:                                       SENSEONICS HOLDINGS, INC.
Nick Tressler
20451 Seneca Meadows Parkway
Germantown, MD 20876
Attn: Chief Financial Officer
Email: nick.tressler@senseonics.com

If to Collateral Agent

or Purchaser:                                    ALTER DOMUS (US) LLC
225 W. Washington St., 9th Floor
Chicago, Illinois 60606
Attn: Legal Department and Ashwinee Sawh
Email: legal@alterdomus.com and Cortland_Successor_Agent@alterdomus.com with a copy (which shall

not constitute notice) to:                   Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, Illinois 60606

Attn: Joshua M. Spencer
Email: joshua.spencer@hklaw.com

If to Purchaser:                                  PHC Holdings Corporation

Ryuichi Hirashima

2-38-5 Nishishimbashi, Minato-ku, Tokyo

105-8433 Japan

Attn: Chief Strategy Officer

Email: ryuichi.hirashima@phchd.com

with a copy (which shall

not constitute notice) to:                   Latham & Watkins LLP
885 Third Avenue

New York, New York 10022

Attn: Greg Rodgers
Email: greg.rodgers@lw.com

and:

Latham & Watkins LLP
885 Third Avenue

New York, New York 10022

Attn: Paul Bonewitz
Email: paul.bonewitz@lw.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1          Waiver of Jury Trial. EACH OF ISSUER, COLLATERAL AGENT AND PURCHASERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER NOTE DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG ISSUER, COLLATERAL AGENT AND/OR PURCHASERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG ISSUER, COLLATERAL AGENT AND/OR PURCHASERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER NOTE DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.

11.2          Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER NOTE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3          Submission to Jurisdiction. Any legal action or proceeding with respect to the Note Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Issuer hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Purchasers shall have the right to bring any action or proceeding against Issuer (or any property of Issuer) in the court of any other jurisdiction Collateral Agent or Purchasers deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

11.4          Service of Process. Issuer irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Note Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Issuer specified herein (and shall be effective when such mailing shall be effective, as provided therein). Issuer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5          Non-exclusive Jurisdiction. Nothing contained in this Section 11 shall affect the right of Collateral Agent or Purchasers to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Issuer in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1          Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Issuer may not transfer, pledge or assign this Agreement or any rights or obligations under it without the prior written consent of the Required Purchasers (which may be granted or withheld in Required Purchasers’ discretion, subject to Section 12.5). The Purchasers have the right, subject to any restrictions in the Note to the extent outstanding, without the consent of or notice to Issuer, to sell, transfer, assign, pledge or negotiate (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Purchaser Transfer”), or grant participation in all or any part of, or any interest in, the Purchasers’ obligations, rights, and benefits under this Agreement and the other Note Documents; provided that, except upon the occurrence and during the continuance of an Event of Default under Sections 8.1 or 8.5, the extent that after giving effect to any such Purchaser Transfer, PHC Holdings and/or its Affiliates shall hold fifty percent (50%) or less of the aggregate outstanding principal amount of the Notes, such Purchaser Transfer shall require the prior written consent of Issuer (not to be unreasonably withheld, delayed or conditioned); provided further that the Issuer shall be deemed to have consented to any such Purchaser Transfer unless it shall object thereto by written notice to the Purchaser within ten (10) Business Days after having received notice thereof. Issuer and Collateral Agent shall be entitled to continue to deal solely and directly with such Purchaser in connection with the interests so assigned until the Required Purchasers shall have received and accepted an effective assignment agreement in form satisfactory to the Required Purchasers executed, delivered and fully completed by the applicable parties thereto (with a copy to the Collateral Agent), and shall have received such other information regarding such assignee as the Required Purchasers reasonably shall require. The assignee, if it is not a Purchaser, shall deliver to the Collateral Agent all documentation and information necessary to satisfy the Collateral Agent’s “know your customer” requirements and all applicable tax forms (including, without limitation, a properly completed and duly executed IRS Form W-9 (or other applicable tax form). Issuer shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Purchasers and principal amounts (and stated interest) of the Notes owing to each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Issuer, Collateral Agent and Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Purchaser and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding any other language to the contrary contained herein or in any other Note Documents, as of any particular date, the Collateral Agent shall be entitled to rely conclusively upon the Register as most recently delivered by the Issuer to the Collateral Agent (including without limitation in connection with any determination as to which Purchasers constitute the Required Purchasers under this Agreement). Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Issuer, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes or other obligations under the Note Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. The entries in the Register or a Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining the Register or a Participant Register.

12.2          Indemnification; Waivers.

(a)               Indemnification by Issuer. (a).Issuer agrees to indemnify, reimburse, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Note Documents whether in contract, tort or otherwise; and (ii) all losses, Collateral Agent Expenses and Purchasers’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Note Documents (including reasonable attorneys’ fees and expenses and, if necessary or appropriate, local counsel in each reasonably necessary and materially relevant jurisdiction for any Indemnified Person), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct, in each case, as determined by a court of competent jurisdiction by final and non-appealable judgment. Issuer hereby further agrees to indemnify, reimburse, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of any counsel for and, if necessary or appropriate, local counsel in each reasonably necessary and materially relevant jurisdiction for any Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Issuer or its shareholders, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Purchasers) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct, in each case, as determined by a court of competent jurisdiction by final and non-appealable judgment. This Section 12.2(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)               Waiver of Consequential Damages. (b) To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnified Person or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Commitment, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby.

12.3          Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4          Correction of Note Documents. The Required Purchasers may correct patent errors and fill in any blanks in this Agreement and the other Note Documents consistent with the agreement of the parties.

12.5          Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Note Document, no approval or consent thereunder, or any consent to any departure by Issuer or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Issuer, Collateral Agent and the Required Purchasers provided that:

(i)               no such amendment, waiver or other modification that would have the effect of increasing or reducing the amount outstanding under the Notes held by each Purchaser’s shall be effective as to such Purchaser without such Purchaser’s written consent;

(ii)             no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and

(iii)            no such amendment, waiver or other modification shall, unless signed by all the Purchasers directly affected thereby, (A) reduce the principal of, rate of interest on, Redemption Price or any fees with respect to the Note or forgive any principal, Redemption Price, interest (other than default interest) or fees (other than late charges) with respect to the Note (B) postpone the date fixed for, or waive, any payment of principal of any Note or of interest on the Note (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Purchasers” or the percentage of Purchasers which shall be required for the Purchasers to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Issuer to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Note Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Issuer of any of its rights and obligations under any Note Document or release Issuer of its payment obligations under any Note Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share or that provide for the Purchasers to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; (I) amend any of the provisions of Section 12.5; (J) make any change that adversely affects the conversion rights of any Note. It is hereby understood and agreed that all Purchasers shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b)               Other than as expressly provided for in Section 12.5(a)(i)-(iii), the Required Purchasers may from time to time designate covenants in this Agreement less restrictive by notification to a representative of Issuer.

(c)               This Agreement and the Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Note Documents merge into this Agreement and the Note Documents.

12.6          Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

12.7          Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Issuer in Section 12.2 to indemnify each Purchaser and Collateral Agent, the withholding provision in Section 2.5 hereof, the confidentiality provisions in Section 12.8 below and Exhibit B of this Agreement shall survive the termination of the Note Documents and the payment in full of the Obligations hereunder.

12.8          Confidentiality. In handling any confidential information of Issuer, each of the Purchasers and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Purchasers’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Purchaser’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Notes (provided, however, the Purchasers and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Purchasers’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent or the Required Purchasers may reasonably considers appropriate in exercising remedies under the Note Documents; and (f) to third party service providers of the Purchasers and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Purchasers and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Purchasers’ and/or Collateral Agent’s possession when disclosed to the Purchasers and/or Collateral Agent, or becomes part of the public domain after disclosure to the Purchasers and/or Collateral Agent through no breach of this provision by the Purchasers or the Collateral Agent; or (ii) is disclosed to the Purchasers and/or Collateral Agent by a third party, if the Purchasers and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Purchasers may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis so long as the Collateral Agent and the Purchasers do not disclose the identity of Issuer or the identity of any person associated with Issuer. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8. Notwithstanding anything contained in this Section 12.8, Issuer and the initial Purchasers hereby acknowledge and agree that as of the Effective Date, after giving effect to the public announcement of the Transactions, none of Issuer nor any of its affiliates has provided such Purchasers with any material, nonpublic information.

12.9          Right of Set Off. Issuer hereby grants to Collateral Agent and to each Purchaser, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including a Collateral Agent Affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Issuer even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ISSUER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY ISSUER.

12.10      Cooperation of Issuer. If necessary, Issuer agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of the Notes (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Issuer’s management personnel available to meet with the Purchasers and prospective participants and assignees of the Notes or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist the Purchasers in the preparation of information relating to the financial affairs of Issuer as any prospective participant or assignee of the Notes (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, Issuer authorizes each Purchaser to disclose to any prospective participant or assignee of the Notes (or portions thereof), any and all information in such Purchaser’s possession concerning Issuer and its financial affairs which has been delivered to such Purchaser by or on behalf of Issuer pursuant to this Agreement, or which has been delivered to such Purchaser by or on behalf of Issuer in connection with such Purchaser’s credit evaluation of Issuer prior to entering into this Agreement.

12.11      Public Announcement. Issuer hereby agrees that Collateral Agent and each Purchaser, after consultation with Issuer, may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Issuer’s name, tradenames and logos. Notwithstanding the foregoing, such consultation with Issuer shall not be required for any disclosures by Collateral Agent and the Purchasers may also make disclosures to the SEC or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.

12.12      Collateral Agent and Purchaser Agreement. Collateral Agent and the Purchasers hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Issuer acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.

12.13      Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14      Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Issuer has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Issuer, effective five (5) Business Days after written notice of termination is given to the Collateral Agent and the Purchasers.

12.15      Guaranty.

(a)               The Guarantors hereby jointly and severally guarantee to Collateral Agent and the Purchasers, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Notes, all fees and other amounts and Obligations from time to time owing to Collateral Agent and the Purchasers by Issuer and each other Obligor under the Notes, this Agreement or under any other Note Document (for the avoidance of doubt, including any obligations of the Issuer under Exhibit C), in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if Issuer or any other Guarantor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The guarantee in this Section 12.15(a) is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising. The Guarantors hereby further agree that the obligations of the Issuer as set forth on Exhibit C attached hereto apply mutatis mutandis as obligations of the Guarantors.

(b)               Obligations Unconditional. The obligations of the Guarantors under Section 12.15(a) above are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Issuer under the Notes, this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.15(b) that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i)                 at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)              any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)             any Lien or security interest granted to, or in favor of, Collateral Agent as security for any of the Guaranteed Obligations shall fail to be perfected.

(c)               The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Collateral Agent or any Purchaser exhaust any right, power or remedy or proceed against Issuer under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(d)               The obligations of the Guarantors under this Section 12.15 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Issuer in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify and hold the Collateral Agent and the Purchasers harmless (on demand) for all reasonable costs and expenses (including fees of any counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(e)               The Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations (other than inchoate indemnity obligations), they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.15(a), whether by subrogation or otherwise, against Issuer or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

(f)                The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 12.15(f) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of Section 12.15 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes of this Section 12.15(f), (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, for any Guarantor, the ratio (expressed as a percentage) of the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Issuer and the Guarantors hereunder and under the other Note Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

(g)               In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 12.15(a) would otherwise, taking into account the provisions of Section 12.15(f), be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.15(a), then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, Collateral Agent, any Purchaser or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

12.16      Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to Issuer as of the date such Person becomes a Purchaser and as of the Closing Date, that:

(a)               Such Purchaser is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder.

(b)               This Agreement has been duly executed and delivered by such Purchaser and constitutes a legal, valid and binding obligation of such Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)               This Agreement will not violate, conflict with or result in a breach of or default under (i) such Purchaser’s organizational documents, (ii) any agreement or instrument to which such Purchaser is a party or by which such Purchaser or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to such Purchaser.

(d)               Each of the Notes to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, except pursuant to sales registered or exempted under the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Notes in compliance with applicable federal and state securities laws.

(e)               Such Purchaser can bear the economic risk and complete loss of its investment in the Notes and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(f)                Such Purchaser has had an opportunity to receive, review and understand all information related to Issuer requested by it and to ask questions of and receive answers from Issuer regarding Issuer, its Subsidiaries, its business and the terms and conditions of the offering of the Notes, and has conducted and completed its own independent due diligence.

(g)               Based on the information such Purchaser has deemed appropriate, it has independently made its own analysis and decision to enter into the Note Documents.

(h)               Such Purchaser understands that the Notes are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Issuer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Purchaser understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of Issuer or the purchase of the Notes.

(i)                 Such Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(j)                 Such Purchaser did not learn of the investment in the Notes as a result of any general solicitation or general advertising.

(k)               Such Purchaser is not, and has not been during the consecutive three month period preceding the date hereof, a director, officer or “affiliate” within the meaning of Rule 144 under the Securities Act of Issuer. The Purchaser and its Affiliates collectively beneficially own and will beneficially own as of the Closing Date (but without giving effect to the Conversion) less than 10% of the outstanding shares of Common Stock.

(l)                 The Purchasers agree that the Shares, Notes and the shares of Common Stock issuable upon conversion of the Notes may not be sold or transferred unless (i) such Shares, Notes and the shares of Common Stock issuable upon conversion of the Notes are sold or transferred pursuant to an effective registration statement pursuant to the Securities Act, (ii) such Shares, Notes and the shares of Common Stock issuable upon conversion of the Notes are sold or transferred in accordance with to Rule 144, (iii) the Issuer has received an opinion of counsel reasonably satisfactory to it that such sale or transfer may lawfully be made without registration under the Securities Act, or (iv) the Shares, Notes and the shares of Common Stock issuable upon conversion of the Notes are transferred without consideration to an affiliate of such holder or a custodial nominee.

(m)             The Purchasers agree that the certificates or book-entry records evidencing the Shares will bear the following or a similar legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (IV) THE SECURITIES ARE TRANSFERRED WITHOUT CONSIDERATION TO AN AFFILIATE OF SUCH HOLDER OR A CUSTODIAL NOMINEE (WHICH FOR THE AVOIDANCE OF DOUBT SHALL REQUIRE NEITHER CONSENT NOR THE DELIVERY OF AN OPINION).”

12.17      Tax Matters. For all U.S. federal and relevant state or local tax purposes, except as otherwise required by a Governmental Authority or change in applicable law, the parties hereto agree to: (1) treat the Notes, together with the Shares, as investment units within the meaning of Section 1.1273-2(h) of the United States Treasury Regulations, and accordingly, treat the Notes as having been issued on the Closing Date with an “issue price” (within the meaning of Section 1.1273-2 of the United States Treasury Regulations) equal to their initial principal amount reduced by the aggregate dollar value, as of the Closing Date, of the Shares set forth on Schedule 2.2 hereto, (2) treat the Notes as being subject to a single payment schedule that, as of the Closing Date, is significantly more likely than not to occur, and accordingly, treat the Notes as convertible debt instruments that are not “contingent payment debt instruments” under Section 1.1275-4 of the United States Treasury Regulations (or any corresponding provision of state income tax law), (3) treat the accrual of interest and original issue discount and any amounts received upon conversion, redemption or other disposition as not constituting “contingent interest” within the meaning of Sections 871(h) and 881(c) of the Internal Revenue Code (or within the meaning of a comparable exception under the “Interest” article of an applicable United States income tax treaty), (4) treat any preferred stock issued pursuant to the Letter Agreement (the “Preferred Stock”) as a standalone instrument for U.S. federal income tax purposes that does not result in additional original issue discount on the Notes and is not subject to “redemption premium” rules under Section 1.305-5(b) of the United States Treasury Regulations (clauses (1), (2), (3), (4) and (5), the “Intended Tax Treatment”), (5) treat the Collaboration Agreement as a standalone transaction for U.S federal income tax purposes that does not result in any “redemption premium” on the Preferred Stock or in additional original issue discount on the Notes, and (6) file all relevant Tax returns consistently with the Intended Tax Treatment. Notwithstanding the foregoing, if a Governmental Authority (other than as a result of a change in law after the date hereof) requires the Notes to be treated in a manner inconsistent with the Intended Tax Treatment and, as a result, amounts payable to or for the account of any Purchaser are subject to U.S. federal withholding Tax, such taxes shall be Excluded Taxes. If as a result of a change in circumstances within the meaning of Section 1.1272-1(c)(6) of the United States Treasury Regulations, payments are not made pursuant to the payment schedule described in the previous sentence, then the parties hereto agree, solely for purposes of Sections 1272 and 1273 of the Internal Revenue Code, to cooperate to make appropriate subsequent adjustments in accordance with Section 1.1272-1(c)(6) of the United States Treasury Regulations (and any corresponding provision of state income tax law). The Issuer acknowledges its obligations to file and/or publicly post (as applicable) an IRS Form 8937 if a conversion rate adjustment (or lack thereof) results in a distribution under Section 305(c) of the Internal Revenue Code and agrees to notify the Purchasers on a timely basis in the event of such an adjustment (or lack thereof) and consider, in good faith, any timely received, reasonable comments of the Purchasers in preparing such IRS Form 8937.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ISSUER:

SENSEONICS HOLDINGS, INC.

By:	/s/ Nick Tressler
Name:	Nick Tressler
Title:	Chief Financial Officer

GUARANTOR:

SENSEONICS, INCORPORATED

By:	/s/ Nick Tressler
Name:	Nick Tressler
Title:	Chief Financial Officer

[Signature Page to First Lien Note Purchase Agreement]

PURCHASER:

PHC Holdings Corporation

By:	/s/ Michael Kloss
Name:	Michael Kloss
Title:	President and Chief Executive Officer

COLLATERAL AGENT:

ALTER DOMUS (US) LLC

By:	/s/ Jon Kirschmeier
Name:	Jon Kirschmeier
Title:	Associate Counsel

EXHIBIT A

Description of Collateral

EXHIBIT B

Collateral Agent and Purchaser Terms

EXHIBIT C

Taxes; Increased Costs

EXHIBIT D

Compliance Certificate

EXHIBIT E

Form of Note

[Attached]

[FORM OF NOTE]

THE OFFER AND SALE OF NOTES REPRESENTED HEREBY OR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH NOTES AND SHARES MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED, EXCEPT (X) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (Y) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR (Z) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE NOTES REPRESENTED HEREBY ARE GOVERNED BY THE PROVISIONS OF A NOTE PURCHASE AGREEMENT, DATED AS OF AUGUST 9, 2020 (THE “AGREEMENT”), AMONG THE COMPANY, THE GUARANTORS NAMED THEREIN AND THE PURCHASERS NAMED THEREIN. BY ACCEPTING ANY NOTE REPRESENTED HEREBY, THE HOLDER THEREOF WILL BE DEEMED TO AGREE TO BE BOUND BY THE TERMS OF THE AGREEMENT AS A PURCHASER.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS NOTE MAY BE OBTAINED BY WRITING TO THE COMPANY AT THE FOLLOWING ADDRESS: 20451 Seneca Meadows Parkway, Germantown, MD 20876; ATTENTION: Chief Financial Officer; EMAIL: nick.tressler@senseonics.com.

Secured Promissory Note

No. [ ]	U.S. $[ ]

Senseonics Holdings, Inc., a Delaware corporation (herein called the “Company”), which term includes any successor corporation under the Agreement referred to on the reverse hereof, for value received hereby promises to pay to [___________], or registered assigns, the principal sum of [______________________________] UNITED STATES DOLLARS (U.S. $[_______________]) (which amount may from time to time be increased or decreased by adjustments made on the records of the Company in accordance with the below-referred Agreement) on August 9, 2020. The Company will pay all outstanding principal of any Note and accrued and unpaid interest thereon as provided in the below-referred Agreement.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the below-referred Agreement. In the case of any conflict between this Note and such Agreement, the provisions of such Agreement shall control.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SENSEONICS HOLDINGS, INC.

Dated:	By:
Name:
Title:

[Signature Page to Form of Note]

[FORM OF REVERSE OF NOTE]

SENSEONICS HOLDINGS, INC.

Secured Promissory Note

This Note is one of a duly authorized issue of Notes of the Company, designated as its Secured Promissory Notes (the “Notes”), initially limited in aggregate principal amount to $35,000,000 all issued or to be issued under and pursuant to a Note Purchase Agreement dated as of August 9, 2020 (the “Agreement”) among the Company, the Guarantors named therein, the Purchasers named therein and Alter Domus (US) LLC, as Collateral Agent, to which Agreement and all agreements supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the Purchasers of the Notes.

Except as provided for in the Agreement, the principal amount on this Note shall be payable, when and if due, only against surrender therefor, while payments of interest on this Note shall be made, in accordance with the Agreement.

Interest. Stated Interest will accrue on this Note at a rate of 9.5% (or, on and after the first day of the calendar quarter following the calendar quarter in which the PMA Approval is obtained, 8.0%) per annum, payable as set forth in the Agreement.

Conversion. The Notes are convertible into shares of Common Stock and cash subject to the terms of the Agreement.

Redemption. The Notes will be subject to Redemption as provided in the Agreement.

Acceleration of Maturity. The Agreement contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events upon the terms and conditions specified therein.

Denominations. The Notes are issuable only in registered form in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, as provided in the Agreement and subject to certain limitations therein set forth.

Transfer. This Note is assignable or transferable, in whole or in part, to the extent such assignment or transfer is permitted pursuant to the terms of the Agreement.

THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CONVERSION NOTICE

If you want to convert all or any portion (which must be $1,000 or in integral multiples of $1,000 in excess thereof) this Note, check the box: ☐ and specify the Principal Amount to be so converted: $_____________________,000.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

Note: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Company or the transfer agent for the Company’s Common Stock, as applicable, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Company or the transfer agent for the Company’s Common Stock in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule 2.2

Purchasers

Purchaser	Aggregate Principal Amount of Secured Promissory Notes	Number of Shares of Common Stock
PHC Holdings Corporation Ryuichi Hirashima 2-38-5 Nishishimbashi, Minato-ku, Tokyo 105-8433 Japan Attn: Chief Strategy Officer Email: ryuichi.hirashima@phchd.com	$35,000,000	2,941,176
Total	$35,000,000	2,941,176

Schedule 7.4

Existing Indebtedness

None.

Schedule 7.7

Existing Investments

None.